UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CONN’S, INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CONN’S, INC.

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 25, 2021

Location Information

2445 Technology Forest Blvd.

Building 4, Suite 800

The Woodlands, Texas 77381

To the Stockholders of Conn’s, Inc.:

NOTICE IS HEREBY GIVEN that the 2021 annual meeting of stockholders of Conn’s, Inc. will be held on Tuesday, May 25, 2021, at 2445 Technology Forest Blvd., Building 4, Suite 800, The Woodlands, Texas 77381, commencing at 12:00 P.M., Central Daylight Time, for the following purposes:

1.	to elect the eight directors nominated by our Board of Directors and named in this proxy statement;

2.	to ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2022;

3.	to hold a non-binding advisory vote to approve the compensation of our named executive officers; and

4.	to transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on April 1, 2021 are entitled to notice of, and to vote at, the 2021 annual meeting of stockholders, or any postponement or adjournment thereof. A list of such stockholders, arranged in alphabetical order and showing the address of and the number of shares registered in the name of each such stockholder, will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours for a period of at least ten days prior to the meeting at our principal executive offices located at 2445 Technology Forest Blvd., Building 4, Suite 800, The Woodlands, Texas 77381. If you plan on attending in person, you will need to provide proof of stock ownership, such as an account or brokerage statement reflecting stock ownership as of the record date, and a form of valid government-issued picture identification, such as a driver’s license or passport.

We are pleased to take advantage of the U.S. Securities and Exchange Commission (“SEC”) rule that allows companies to furnish proxy materials to their stockholders over the Internet. As a result, on or about April 13, 2021, we are mailing to our stockholders, other than those who previously requested electronic or paper delivery of proxy materials, a Notice of Internet Availability of Proxy Materials (the “Notice”) for the fiscal year ended January 31, 2021. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our Annual Report on Form 10-K for the fiscal year ended January 31, 2021, and a form of proxy card or voting instruction card. It is very important that your shares are represented and voted at the meeting. As explained in further detail in the Notice, your shares may be voted via a toll-free telephone number, on the Internet, or by signing, dating and returning the enclosed proxy card in the envelope provided. Your proxy card will not be used if you are present at the meeting and prefer to vote in person, or if you revoke your proxy.

By Order of the Board of Directors,

Mark L. Prior

Vice President, General Counsel and Secretary

April 13, 2021

The Woodlands, Texas

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 25, 2021

The Company’s Proxy Statement for the 2021 Annual Meeting of Stockholders and the Annual Report on Form 10-K for the fiscal year ended January 31, 2021 are available free of charge on our website at www.conns.com, at www.proxyvote.com, and at the SEC’s website at www.sec.gov.

PROXY STATEMENT

2021 ANNUAL MEETING OF STOCKHOLDERS

Date:	May 25, 2021

Time:	12:00 P.M., Central Daylight time
Location of Meeting:	Conn’s, Inc. (“we,” “us” or the “Company”) 2445 Technology Forest Blvd.

Building 4, Suite 800

The Woodlands, Texas 77381

Record Date and Number of Votes:	The close of business on April 1, 2021. Holders of our Common Stock, par value $0.01 per share (“Common Stock”) are entitled to one vote for each share of Common Stock they owned as of the close of business on April 1, 2021. You may not cumulate votes.

Agenda:	1. To elect the eight directors nominated by our Board of Directors and named in this proxy statement;

2. To ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2022 (“fiscal year 2022”);

3. To hold a non-binding advisory vote to approve the compensation of our named executive officers; and

4. To transact such other business as may properly come before the meeting.

Proxies:	Unless you tell us on the form of proxy to vote differently, the named proxies will vote signed returned proxies:

1. “FOR” the election of the eight directors nominated by the Board of Directors and named in this proxy statement;

2. “FOR” the proposal to ratify the appointment by the Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2022; and

3. “FOR” the approval, on a non-binding, advisory basis, of the compensation of our named executive officers.

The proxy holders will use their discretion on other matters. If a nominee for the Board of Directors cannot serve as a director, the proxy holders will vote for a person whom they believe will carry on our present policies.

Proxies Solicited By:	The board of directors of the Company (the “Board of Directors” or “Board”).

Distribution Date:	The Notice or the proxy materials, including this proxy statement, proxy card or voting instruction card and our Annual Report on Form 10-K, are being distributed and made available on or about April 13, 2021.

YOUR VOTE IS IMPORTANT. PLEASE VOTE PROMPTLY.

GENERAL INFORMATION REGARDING THE 2021 ANNUAL MEETING OF STOCKHOLDERS

Our fiscal year ends on January 31. References to a fiscal year throughout this proxy statement refer to the calendar year in which the fiscal year ends.

What constitutes a quorum? What is the Record Date? How many shares are outstanding?

The holders of a majority of the outstanding shares of our common stock (the “Common Stock”) entitled to vote at the 2021 annual meeting of stockholders (the “2021 annual meeting” or the “meeting”), represented in person or by proxy, will constitute a quorum at the meeting. However, if a quorum is not present or represented at the meeting, the stockholders entitled to vote at the meeting, present in person or represented by proxy, have the power to adjourn the meeting, without notice, other than by announcement at the meeting, until a quorum is present or represented. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original meeting.

On April 1, 2021, the “Record Date,” there were 29,357,728 shares of our Common Stock issued and outstanding and entitled to vote, meaning that 14,678,865 shares of our Common Stock must be present in person or by proxy to have a quorum.

What matters will be voted on at the 2021 annual meeting?

The following matters will be voted on at the 2021 annual meeting:

1.	the election of eight directors nominated to the Board of Directors and named in this proxy statement;

2.	a proposal to ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2022;

3.	a non-binding advisory resolution to approve the compensation of our named executive officers; and

4.	such other business as may properly come before the meeting.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote:

1.	FOR the election of the eight directors nominated by the Board of Directors and named in this proxy statement.

2.	FOR the ratification of the appointment by the Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2022.

3.	FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement.

What is the effect of a broker non-vote?

Brokers or other nominees who hold shares of our Common Stock for a beneficial owner only have the discretion to vote on routine proposals when they have not received voting directions from the beneficial owner at least ten days prior to the 2021 annual meeting. Rule 452 of the New York Stock Exchange, which governs all brokers (including those holding NASDAQ-listed securities), provides that a broker or other nominee holding shares for a beneficial owner may generally vote on routine matters, but not non-routine matters, without receiving voting instructions. Other than with respect to the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal Two), which is considered routine, all of the other proposals are considered non-routine matters. Please provide instructions to your broker or nominee on how to vote your shares. If you do not provide such voting instructions to your broker, they will not be able to vote for Proposals One or Three for you and a “broker non-vote” will result. Shares that constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum, but will only be considered entitled to vote on the proposal to ratify the appointment by the audit committee of our Board of Directors (the “Audit Committee”) of our independent registered public accounting firm and any other routine matters that may properly come before the meeting. To minimize the number of broker non-votes and to ensure that your voice is heard in the election of directors and the other matters to be voted on at the 2021 annual meeting, we encourage you to provide voting instructions to the broker or other organization that holds your shares by carefully following the instructions in the Notice.

What vote is required to approve the proposals?

Provided a quorum exists, the following votes are required for each proposal:

Proposal One: Election of Directors - To be elected, each director must receive a majority of the votes cast with respect to the director. For purposes of this vote, a majority of the votes cast means that the number of shares voted “for” a director’s election exceeds the number of shares voted “against” that director’s election. Abstentions and broker non-votes will have no effect on this proposal.

Proposal Two: Ratify the Appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm - An affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on the subject matter at the meeting is required to ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2022. Abstentions and broker non-votes will have the same effect as votes against this proposal.

Proposal Three: Advisory Vote on Executive Compensation – An affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the subject matter at the meeting is required to give advisory (non-binding) approval of the compensation of our named executive officers as disclosed in this proxy statement. Because your vote is advisory, it will not be binding on the Board of Directors or on us; however, the Board of Directors and we will review the voting results and take them into consideration when making future decisions regarding executive compensation. Abstentions will have the same effect as a vote against this proposal and broker non-votes will have no effect on this proposal.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record as of the close of business on April 1, 2021, the Record Date, are entitled to notice of and to vote at the meeting or any adjournments of the meeting. Each share of Common Stock entitles the holder thereof to one vote per share.

What will happen if I do not specify how my shares are to be voted, but do submit a proxy?

Stockholders of Record. If you are a stockholder of record and you submit a proxy, but you do not provide voting instructions, your shares will be voted:

•	FOR the election of the eight directors nominated by our Board of Directors and named in this proxy statement;

•	FOR the ratification of the Audit Committee’s appointment of Ernst & Young LLP, as our independent registered public accounting firm for fiscal year 2022; and

•	FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement.

Beneficial Owners. If you are a beneficial owner and you do not provide voting instructions to the broker or other nominee that holds your shares, the broker or other nominee will determine if it has the discretionary authority to vote on a particular proposal, and may not be able to vote on all proposals presented for a vote at the annual meeting.

What will happen if I do not vote my shares?

Stockholders of Record. If you are the stockholder of record and you do not vote by proxy card, by telephone, by the Internet or in person at the 2021 annual meeting, your shares will not be voted at the 2021 annual meeting. For each of the proposals, if you are not present at the meeting in person or by proxy, the failure to vote will not affect the outcome of the proposal.

Beneficial Owners. If you are the beneficial owner of shares, your broker or nominee may vote your shares only on those proposals on which it has discretion to vote. See “What is the effect of a broker non-vote?” for more information.

How do I vote and what are the voting deadlines?

Stockholders of Record. If you are a stockholder of record, you may vote by any of the following methods:

•	By Mail. You may submit your vote by completing, signing and dating your proxy card and returning it in the prepaid envelope so that it is received no later than May 24, 2021.

•

By Internet or Telephone. You may vote your shares by Internet or telephone, by following the instructions in your Notice. If you vote by Internet or telephone, you should not return your proxy card. These votes must be received by 11:59 P.M., Eastern Time, on May 24, 2021.

•

In Person at the Annual Meeting. You may vote your shares in person at the 2021 annual meeting. Proxy cards will be available for you at the meeting, or you may bring the one provided to you, and deliver the completed and executed card to the inspector of election at the 2021 annual meeting.

Beneficial Owners. If you are a beneficial owner of your shares, you should receive a Notice or voting instructions from the broker or nominee holding your shares. You should follow the instructions provided to you by your broker in order to properly advise them of your voting instructions. Shares held beneficially may be voted at the 2021 annual meeting only if you obtain a legal proxy from your broker or nominee giving you the right to vote, and presenting that legal proxy together with your vote to the inspector of election at the 2021 annual meeting.

Can I revoke or change my proxy?

Stockholders of Record. If you are a stockholder of record, you may revoke or change your proxy at any time before the final vote at the 2021 annual meeting by:

•	signing and returning a new proxy card at a later date;

•	submitting a vote by telephone or the Internet at a later date;

•	attending the 2021 annual meeting and voting in person; or

•

delivering a written revocation to our Corporate Secretary at the address of our principal executive offices provided to you in this proxy statement or to Broadridge Financial Services, 51 Mercedes Way, Edgewood, NY 11717, Attn: Vote Processing.

Beneficial Owners. If you are the beneficial owner of your shares, you must contact your broker or nominee holding your shares and follow their instructions for revocation or changing your proxy.

Your attendance at the 2021 annual meeting will not automatically revoke your proxy unless you vote again at the 2021 annual meeting.

Who will count the votes?

Broadridge Financial Solutions, Inc. has been engaged as our independent agent to receive and tabulate our stockholder votes and will act as our independent inspector of election who will certify the election results and perform any other acts required by the Delaware General Corporation Law.

How are stockholder proposals included in the proposals submitted to stockholders for voting? How is any other business voted on by stockholders?

Stockholders have the right to present proposals for inclusion in our proxy statement for consideration at our 2022 annual meeting of stockholders. To be considered at our next annual meeting, you must submit your proposals, in addition to meeting other legal requirements, within the appropriate time periods, as set forth below. If you want to make a proposal for consideration at our 2022 annual meeting and have it included in the Company’s proxy materials relating to our 2022 annual meeting, we must receive your proposal at our principal executive office by no later than December 14, 2021, and such proposal must otherwise comply with Rule 14a-8 (“Rule 14a-8”) of the Securities Exchange Act of 1934 (the “Exchange Act”) and other applicable SEC rules. If you want to make a proposal or nominate a director for consideration at our 2022 annual meeting without having the proposal included in the Company’s proxy materials, you must comply with the then-current advanced notice provisions and other requirements set forth in our Third Amended and Restated Bylaws (“Bylaws”). Under our current Bylaws, our Corporate Secretary must receive such proposals for possible consideration at our 2022 annual meeting at our principal executive offices no earlier than January 25, 2022 and no later than February 24, 2022. However, if the date of the 2022 annual meeting changes by more than 30 days from the first anniversary date of this year’s meeting, we will then provide notice of the new date of the 2022 annual meeting in our earliest possible quarterly report on Form 10-Q. If we do not receive your proposal or nomination by the appropriate deadline, then it may not be brought before the 2021 annual meeting even if it meets the other proposal or nomination requirements.

We do not intend to bring any business before the 2021 annual meeting other than the matters described in this proxy statement and have not been informed of any matters or proposals that may be presented at the meeting by stockholders. If, however, any other business should properly arise and be properly submitted for a vote at the 2021 annual meeting, the persons appointed in the proxy have discretionary authority to vote in accordance with their best judgment.

Who is paying the cost of solicitation of proxies?

We will bear the cost of soliciting proxies. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and employees by other means, including telephone, e-mail or in person. No special compensation will be paid to directors, officers or employees for the solicitation of proxies. To solicit proxies, we may also request the assistance of banks, brokerage houses and other custodians, nominees or fiduciaries, and, upon request, will reimburse such organizations or individuals for their reasonable expenses in forwarding the Notice and other soliciting materials to beneficial owners and in obtaining authorization for the execution of proxies.

Do we provide for Electronic Delivery of Proxy Materials?

Pursuant to rules adopted by the SEC, we provide access to the proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (“Notice”) to our stockholders owning shares of our Common Stock on or about April 13, 2021. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our Annual Report on Form 10-K for the fiscal year ended January 31, 2021 (“fiscal year 2021”), and a form of proxy card or voting instruction card. In addition, the Notice will provide stockholders with instructions on how to request to receive proxy materials in printed form by mail or by e-mail on an ongoing basis. A stockholder’s election to receive proxy materials by mail or by e-mail will remain in effect until the stockholder terminates such election. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of the 2021 annual meeting and lower the costs of printing and distributing our proxy materials. If you choose to receive future proxy materials by e-mail, you will receive an e-mail message each successive year with instructions containing a link to those materials and a link to the proxy voting website.

Our proxy materials are also available free of charge on our website at www.conns.com, at www.proxyvote.com, and at the SEC’s website at www.sec.gov.

How can I find the result of the voting at the 2021 annual meeting?

Preliminary voting results will be announced at the 2021 annual meeting. Final results will be published in a current report on Form 8-K or in our Form 10-Q for the quarter ending April 30, 2021, which will be posted on our website at www.conns.com, under “Investor Relations.”

PROPOSAL ONE:

ELECTION OF DIRECTORS

Number of Directors to be Elected

Our Board currently consists of ten director positions and we currently have eight members on our Board. We intend for the two vacancies to remain until our Board of Directors desires to fill such vacancies or reduce the size of the Board. At this time the Board of Directors believes that eight is the appropriate number of directors and does not intend to fill the two director vacancies. The eight directors to be elected at the 2021 annual meeting will hold office until the 2022 annual meeting of stockholders, or until their respective successors have been elected and qualified or earlier upon their death, resignation or removal. You may not vote for a greater number of directors than those nominated.

Criteria for Nomination to the Board of Directors. Those persons nominated to our Board of Directors are selected by the nominating and corporate governance committee of our Board (the “Nominating and Corporate Governance Committee”) in accordance with the committee’s charter, our certificate of incorporation (“Certificate of Incorporation”) and Bylaws, our Corporate Governance Guidelines, and the criteria determined by the Board for our director candidates. In considering the nomination of the directors identified below to serve until the 2022 annual meeting, the Nominating and Corporate Governance Committee sought and considered individuals with strong personal reputations and experience in business and other areas that are relevant and important to the financing, strategy and operations of the Company, as well as financial expertise to qualify as a “financial expert” for our Audit Committee. Each nominee for election as a director at the 2021 annual meeting holds or has held senior executive positions in organizations providing such background and expertise, and each has the necessary business and financial experience sought by the Company in those areas, including strategic and financial planning, public company financing and reporting, compliance, risk management and leadership. Each of the director nominees also has experience of serving on boards or in senior executive management of publicly held companies or governmental services requiring strong business and leadership acumen and implementation.

The Nominating and Corporate Governance Committee also considered and believes that each of the director nominees has valuable personal and business attributes that have and will continue to be valuable to the Company in their advice and guidance to executive management of the Company. The Nominating and Corporate Governance Committee takes into account in its consideration diversity in range of backgrounds, perspectives and experience of the individuals it recommends for nomination to our Board of Directors. Information on the specific experience of each nominee can be found under the caption “Board of Directors – Board of Director Nominees for 2021 – 2022.”

Board Nominees

Our Board of Directors met in March 2021 and considered the candidates for nomination for election to the Board at the 2021 annual meeting. The Nominating and Corporate Governance Committee, consisting of three independent members of the current Board of Directors, recommended that the full Board nominate the following individuals for re-election to the Board of Directors at the 2021 annual meeting.

In making these recommendations, the Nominating and Corporate Governance Committee considered the experience, qualifications, attributes and skills of each of the nominees as described above and the requirements and qualifications discussed under “Board of Directors - Nomination Policies and Procedures.” Based on this recommendation, our Board of Directors has nominated the following individuals to be elected by the stockholders at the 2021 annual meeting.

Name	Position	Age	Term of Office	Committee Membership

James H. Haworth	Independent Director	59	March 2016 - Current	Compensation Committee Nominating and Corporate Governance Committee

Sue E. Gove	Independent Director	62	March 2020 - Current	Audit Committee (Financial Expert) Credit Risk Committee Nominating and Corporate Governance Committee

Bob L. Martin	Lead Independent Director	72	September 2003 - Current	Nominating and Corporate Governance Committee (Chair) Compensation Committee (Chair)

Douglas H. Martin	Director	67	February 2003 - Current	Credit Risk Committee Compliance Committee

Norman L. Miller	President, Chief Executive Officer and Chairman of the Board	60	September 2015 - Current	Compliance Committee (Chair)

William E. Saunders, Jr.	Independent Director	47	August 2014 - Current	Audit Committee (Financial Expert) Credit Risk Committee (Chair) Compliance Committee

William (David) Schofman	Independent Director	49	May 2012 - Current	Compensation Committee

Oded Shein	Independent Director	59	March 2016 - Current	Audit Committee (Chair) (Financial Expert)

Each director nominee currently serves as a member of the Board, each having been elected at our 2020 annual meeting and served on the Board of Directors throughout fiscal year 2021.

Those nominees identified in the table above as “independent director” have been determined by our Board to be independent under NASDAQ rules. All nominees have consented to serve as directors. The Board has no reason to believe that any of the nominees will be unable or unwilling to act as a director. In the event any nominated director is unable to stand for election, the Board of Directors may either reduce the size of the Board or designate a substitute.

For biographical information and the experience, qualifications, attributes and skills of each director nominee that the Nominating and Corporate Governance Committee and our Board of Directors considered to determine that such nominee should serve as one of our directors, please refer to the section captioned “Board of Directors – Board of Director Nominees for 2021 – 2022,” below.

Each director nominee will be elected by the vote of a majority of the votes cast with respect to such director nominee. This means the number of votes cast “for” a director nominee must exceed 50% of the votes cast with respect to that director nominee (excluding abstentions and broker non-votes). Each director nominee has tendered his or her resignation from the Board, which shall be effective only in the event that (i) the votes cast “for” such director nominee are equal to or less than 50% of the votes cast with respect to that director nominee, and (ii) the Board of Directors accepts such resignation. The Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors whether to accept any resignation in the event any director nominee fails to receive over 50% of the votes cast “for” such director nominee. The Board of Directors will then consider the recommendation and publicly disclose its decision within 90 days after the certification of the election results.

The Board of Directors Unanimously Recommends That You Vote “FOR” the Election of Each of the Eight Board Nominees.

PROPOSAL TWO:

RATIFICATION OF THE SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP served as our independent registered public accounting firm for fiscal year 2021. The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2022. Our Board of Directors has further directed that we submit the selection of our independent registered public accounting firm for ratification by the stockholders at the 2021 annual meeting. Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification, on an advisory, non-binding basis, as a matter of good corporate practice. The Audit Committee believes it to be in the best interests of our stockholders to retain Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2022. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent public accounting firm at any time during the year if it determines that such a change would be in our best interests and those of our stockholders. The Audit Committee annually reviews the performance of our independent public accountants and the fees charged for their services. The Audit Committee anticipates, from time to time, obtaining competitive proposals from other independent public accounting firms for our annual audit. Based upon the Audit Committee’s analysis of this information, we will determine which independent public accounting firm to engage to perform our annual audit each year. Representatives of Ernst & Young LLP will attend the 2021 annual meeting and will be available to respond to appropriate questions that may be asked by stockholders. These representatives will also have an opportunity to make a statement at the meeting if they desire to do so.

The Board of Directors and the Audit Committee Recommend That You Vote “FOR” the Ratification of Ernst & Young LLP as Our Independent Registered Public Accounting Firm.

Principal Accounting Firm Fees and Services

Fees for professional services rendered by Ernst & Young LLP to the Company during the fiscal years ended January 31, 2021 and 2020 in each of the following categories, including related expenses, are:

	Fiscal Years Ended January 31,
	2021	2020
Audit	$1,694,883	$1,777,298
Audit-Related Fees	$90,000	$180,000
Tax Fees	$107,991	—
All Other Fees	—	—

Audit fees: Consists of fees for professional services rendered for the annual audit of the Company’s consolidated financial statements, including the audit of internal control over financial reporting, reviews of the interim financial statements included in the Company’s Quarterly Reports on Form 10-Q and work performed to support the Company’s debt and equity issuances, including SEC registration statements and filings and the issuance of consents.

Audit-related fees: Fees for fiscal years 2021 and 2020 consist of work performed to support the Company’s securitization transactions.

Tax fees: Consists of fees billed for professional services related to tax compliance, tax advice, and other tax planning services and advice.

All Other Fees: Consists of fees billed for all other services and are unrelated to specific audit or audit-related services described above. There were none of these services performed in fiscal years 2021 or 2020.

Our Audit Committee charter requires pre-approval of all services to be rendered by our independent auditors. All of the audit, audit-related fees, tax fees, and all other fees were approved by our Audit Committee for the fiscal years ended January 31, 2021 and 2020. The Audit Committee determined that no services rendered by our outside auditors during fiscal year 2021 were prohibited under the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”). In addition, the Audit Committee has considered whether Ernst & Young LLP’s provision of services, other than services rendered in connection with the audit of our annual financial statements and reviews of our financial statements included in our Quarterly Reports on Form 10-Q during fiscal year 2021, is compatible with maintaining Ernst & Young LLP’s independence and has determined that such services rendered met the requirements of independence under applicable SEC rules.

AUDIT COMMITTEE REPORT

The Committee

Our Board of Directors established the Audit Committee to be responsible for the appointment, compensation, retention and oversight of the work of our independent auditors and to oversee our (i) financial reporting process; (ii) internal audits, internal control policies and procedures; (iii) implementation and compliance with Sarbanes-Oxley Section 404 requirements and authorities; and (iv) financial, tax, and risk management policies. The Audit Committee is composed of three independent, non-employee directors and operates under a written charter, a copy of which is published on our website at www.conns.com under “Investor Relations – Corporate Governance.” The Audit Committee has prepared the following report on its activities with respect to our financial statements for fiscal year 2021.

Review and Discussion

Management is responsible for our financial reporting process (including our system of internal controls) and for the preparation of Conn’s, Inc.’s consolidated financial statements in accordance with generally accepted accounting principles. Ernst & Young LLP, our independent registered public accounting firm, is responsible for auditing those financial statements and for attesting to the effectiveness of our internal control over financial reporting. It is the Audit Committee’s responsibility to monitor and review these processes. The members of the Audit Committee are not employees of the Company and do not represent themselves to be, or to serve as, accountants or auditors by profession or experts in the field of accounting or auditing.

In connection with the preparation of our audited financial statements for fiscal year 2021, the Audit Committee:

•

reviewed and discussed our Annual Report on Form 10-K, including our audited consolidated financial statements and Management’s Report on Internal Control over Financial Reporting for fiscal year 2021, with management;

•	discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC; and

•

received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB concerning independence, and discussed with Ernst & Young LLP its independence, including whether Ernst & Young LLP’s provision of non-audit services to the Company is compatible with the auditors’ independence.

The Audit Committee meets separately with our independent auditors to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.

Recommendation

Based on the review and discussion referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for fiscal year 2021, for filing with the SEC.

AUDIT COMMITTEE:

Oded Shein, Chair William E. Saunders, Jr. Sue E. Gove

PROPOSAL THREE:

ADVISORY VOTE FOR APPROVAL OF THE COMPENSATION

OF OUR NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Exchange Act, we are asking our stockholders to vote on an advisory, non-binding basis to approve the compensation of our named executive officers for fiscal year 2021. At our annual meeting held on May 31, 2017, our stockholders again recommended that we hold the advisory vote for approval of the compensation of our named executive officers annually. Our Board of Directors has agreed with this advisory vote and has determined to hold this vote annually. At our 2018, 2019 and 2020 annual meetings, 83.8%, 60.5%, and 81.7% of the votes cast, respectively, were in favor of the advisory resolution on our executive compensation.

As described in the “Compensation Discussion and Analysis” section of this proxy statement, our compensation program for our named executive officers is designed to (i) motivate and reward performance that increases our stockholder value, including individual measured goals and objectives, (ii) attract and retain executive talent by offering competitive compensation opportunities, and (iii) build and encourage ownership of shares of our Common Stock. Toward these goals, our executive compensation program has been designed and administered to reward our named executive officers based on our financial and operating performance, their individual performance, and to align their interests with those of our stockholders. In addition, our executive compensation program is designed to encourage the long-term commitment of our named executive officers to the Company. We believe that our executive compensation program, which primarily consists of a base salary, an annual performance-based cash bonus opportunity, and time and performance-based equity awards, promotes these objectives. Please read the section captioned “Compensation Discussion and Analysis” for a discussion of these objectives, the determination of and the elements of compensation and awards for our executive officers, as well as the elements paid and awarded during our fiscal year 2021.

In applying these objectives, the compensation committee of our Board of Directors (“Compensation Committee”) relied upon:

•	direct input from our stockholders through stockholder engagement during the latter half of fiscal 2020 and into fiscal 2021;

•

input and recommendations received from our Chairman and Chief Executive Officer regarding the performance of each executive officer (other than the Chief Executive Officer), each of whose performance is analyzed by the Compensation Committee, the documentation provided to support the attainment by individual executive officers of their respective goals and objectives, and areas of responsibilities and expectations for future performance and goal attainment;

•	publicly available information with respect to the executive compensation practices of certain public companies in our industry and peer groups;

•

the analysis and recommendations regarding our compensation programs for our executive officers composed by Frederic W. Cook & Co., the Compensation Committee’s independent compensation consultant; and

•	the knowledge of the individual members of the Compensation Committee of industry compensation practices and programs.

For the reasons discussed above, the Board of Directors unanimously recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion contained in the 2021 Proxy Statement, is hereby APPROVED on a non-binding, advisory basis.”

While the resolution is non-binding, the Board of Directors values the opinions that stockholders express in their votes and in any additional dialogue. The Board of Directors will consider the outcome of the vote and those opinions when making future compensation decisions. To the extent there is any significant vote against the named executive officers’ compensation, the Compensation Committee will consider our stockholders’ advisory vote, and evaluate whether, and to what extent, any actions are necessary to address our named executive officers’ compensation program.

The Board of Directors Unanimously Recommends That You Vote “FOR” the Approval, on a Non-Binding Advisory Basis, of the Compensation of Our Named Executive Officers.

BOARD OF DIRECTORS

Board of Director Nominees for 2021 - 2022

Norman L. Miller was appointed as our President and Chief Executive Officer, and to our Board of Directors, effective September 7, 2015. Mr. Miller was appointed as our Chairman of the Board in May 2016. In March 2018, Mr. Miller was nominated to serve as chair of the Compliance Committee.

Prior to joining the Company, Mr. Miller most recently served as the Senior Vice President and President, Automotive at Sears Holdings, which, during his service, operated over 700 Sears Auto Center locations. Previously, he served as President and Chief Operating Officer of DFC Global Corp (formerly Dollar Financial Corp) from 2007 to 2014. Prior to his employment at DFC Global Corp, Mr. Miller served as Group President, Sports and Entertainment unit at ARAMARK, where he worked for a decade. He was named to the role after serving as the President of ARAMARK’s Correctional Services unit from 2002 to 2003. Mr. Miller’s career also includes nine years with Nestle, Kraft General Foods and PepsiCo, serving in management positions in sales, marketing and operations. Mr. Miller received a Bachelor of Science degree from the United States Military Academy at West Point.

Mr. Miller has extensive financial knowledge and provides valuable guidance to our Board of Directors in overseeing various aspects of our operations. In addition, his prior experience as an executive of Sears Holdings and DFC Global Corp provides valuable experience from both the retail and credit operations perspective. His service to our Company as our Chairman, Chief Executive Officer and President provides Mr. Miller with additional and particular knowledge of our Company that he brings to our Board of Directors.

Bob L. Martin has served as a director since September 2003 and was appointed as our Lead Independent Director in August 2012. Mr. Bob Martin was elected as an Operating Partner of The Stephens Group LLC, a family-owned investment company in March 2012, and currently holds such position. Mr. Bob Martin is also the Chief Executive Officer (part-time) of Mcon Management Services, Ltd., a consulting company, since 2002. He was previously a consultant to that entity. Mr. Bob Martin has over 35 years of retailing and merchandising experience. Prior to retiring from the retail industry in 1999, he headed the international operations of Wal-Mart International, Inc. for 15 years. From 1968 to 1983, Mr. Bob Martin was responsible for technology services for Dillard’s, Inc. Mr. Bob Martin has also served as a director of Dillard’s, Inc., Sabre Holdings Corporation, Furniture Brands International and Guitar Center, Incorporated. Mr. Bob Martin currently serves as Executive Chairman on the board of directors of Gap, Inc. He has experience as chairman of a corporate governance and compensation committee, and has been a member of an audit committee, in each case, of publicly held companies. Mr. Bob Martin attended South Texas University and holds an Honorary Doctorate degree from Southwest Baptist University.

Mr. Bob Martin was selected to serve on our Board of Directors due to his extensive experience in information technology and the retail industry, as well as his service and experience on a host of other public company boards. While Mr. Bob Martin is age 72, and pursuant to the Company’s Corporate Governance Guidelines in effect through March 2021 would not normally stand for re-election at such age, the Board discussed the qualifications and importance of Mr. Bob Martin to the Company and resolved to nominate him for further service and further resolved to increase the retirement age as set forth in the Corporate Governance Guidelines to age 75. Mr. Bob Martin’s experiences contribute to our Board of Directors’ understanding of innovations and issues affecting information technologies and retail strategies in our industry and marketplace. Mr. Bob Martin is the chair of the Nominating and Corporate Governance Committee and the Compensation Committee.

Sue Gove was appointed as a director in March 2020 and was also appointed to the Company’s Audit Committee and Credit Risk Committee. In March 2021, Ms. Gove was also appointed to the Nominating and Corporate Governance Committee. Ms. Gove is President of Excelsior Advisors, LLC, a retail consulting and advisory firm, and served as a Senior Advisor to Alvarez & Marsal, a corporate consulting firm from March 2017 to March 2019. Prior to founding Excelsior Advisors in August 2014, she was the President and Chief Executive Officer of Golfsmith International Holdings, Inc., an American golf specialty retailer, from October 2012 to April 2014 and President, from February 2012 to April 2014. Ms. Gove also served Golfsmith as Chief Operating Officer from September 2008 to October 2012, as Chief Financial Officer from March 2009 to July 2012, and as Executive Vice President from September 2008 to February 2012. From 1980 to 2008, Ms. Gove held senior level positions with national retailers and consulting firms in the retail sector. Ms. Gove currently serves on the boards of Bed Bath & Beyond Inc., an omni-channel retailer of goods and services that help make a house a home since 2019, and IAA, Inc., a leading North American salvage auto auction since July 2019. Ms. Gove obtained her Bachelor of Business Administration in Accounting from the University of Texas, Austin.

Ms. Gove brings significant knowledge of financial, consumer finance and operational matters in the consumer retail industry, to the Board.

Douglas H. Martin served as a director of the predecessor to the Company beginning in 1998 and was appointed as one of our directors in February 2003. Mr. Doug Martin is a Senior Executive Vice President of Stephens Inc., an investment bank, where he has been employed since 1981. He is responsible for the investment of the firm’s capital in private companies. Mr. Doug Martin serves as a member of the board of directors of numerous privately held companies. He received his Bachelor of Arts in Physics and Economics from Vanderbilt University and his Master of Business Administration from Stanford University.

Mr. Doug Martin brings to our Board of Directors diverse experience in investment analysis and valuation and has extensive experience and insights into debt and equity financing and structuring, capital markets and capitalization strategies. Mr. Doug Martin brings historical working knowledge of our Company to our Board of Directors due to his long tenure and relationship with us. Mr. Doug Martin’s relationship with Stephens, Inc., which owns a substantial amount of the Company’s Common Stock, also helps the Board of Directors to have more direct insight into how its decisions impact our stockholders. Mr. Doug Martin was a member of each of the Credit Risk Committee and Compliance Committee in fiscal year 2021 and will remain a member of each of the Credit Risk Committee and the Compliance Committee in fiscal year 2022.

There is no relation between Mr. Bob Martin and Mr. Doug Martin.

William E. Saunders, Jr. was appointed as a director in August 2014 and has served on the Company’s Audit Committee since his appointment. He also chaired the Company’s Credit Risk and Compliance Committee from the committee’s formation in December 2014 until it became two separate committees, the Credit Risk Committee and the Compliance Committee in March 2018, when Mr. Saunders was then nominated to serve as chair of the Credit Risk Committee and as a member of the Compliance Committee, both roles he continues to serve in today. Mr. Saunders has served as the Chief Executive Officer of Community Choice Financial Inc., a leading retailer of alternative consumer financial services products since June 2008, and Chairman of its Board of Directors since May 2014, after joining the company as its Chief Financial Officer in March 2006. Prior to joining Community Choice Financial (previously CheckSmart Financial Holdings), Mr. Saunders was a Vice President for Stephens Inc., an investment bank, from 2004 to 2006 and, prior to that was an associate at Houlihan Lokey, an investment bank, SunTrust Equitable Securities, an investment bank, and Arthur Andersen, an accounting firm. Mr. Saunders holds a Bachelor of Science in Business with Special Attainment in Accounting and Commerce from Washington & Lee University and is a certified public accountant in the State of Georgia.

Mr. Saunders brings extensive investment banking, finance, management, credit and regulatory experience to our Board.

William (David) Schofman was appointed as a director in March 2012. Mr. Schofman is an active executive, investor and board member for several companies including: PureWRX, Inc., a value-added distributor and reseller of information technology hardware; Coro Health, LLC, a new media healthcare company and CPO Commerce, Inc., the largest online tool retailer. In addition, Mr. Schofman participates in several other business ventures through his private equity and management services business, AnderSchof Investments, LLP. Mr. Schofman previously served as the Chief Executive Officer of Callaway Golf Interactive from June 2004 to September 2007, and as the Executive Vice President Global Ecommerce of Callaway Golf from 2004 to 2007. Mr. Schofman was the co-founder and CEO of FrogTrader from 2000 until 2004, before the Company was sold to Callaway Golf. Prior to that, Mr. Schofman was the co-founder and CEO of International Golf Outlet from 1995 until 1999, which was sold to CBS Sportsline. Mr. Schofman graduated from the University of Texas at Austin in 1994.

Mr. Schofman has varied and valuable experience in marketing, electronic media, E-commerce, retail operations, branding and merchandising strategies. Having built and operated several business ventures, Mr. Schofman brings invaluable background to our Board of Directors. He also brings to our Board of Directors a high level of executive experience due to his serving as chief executive officer of businesses, as well as his serving as a director of and advisor to other companies. Mr. Schofman serves on our Compensation Committee.

Oded Shein was appointed as a director in March 2016 and was appointed to the Company’s Audit Committee and Credit Risk and Compliance Committee concurrent with his joining the Board. Mr. Shein was nominated to serve as chair of the Audit Committee for fiscal year 2020 and will continue to serve in that role. In March 2018, the Credit Risk and Compliance Committee became two separate committees, the Credit Risk Committee and the Compliance Committee. Mr. Shein was then nominated to serve on both the Credit Risk Committee and the Compliance Committee, roles he no longer serves. In March 2020, Mr. Shein was appointed to serve on the Nominating and Corporate Governance Committee and served in such role through March 2021. Mr. Shein continues to serve as chair of the Audit Committee. Mr. Shein has served as the Chief Financial Officer of Shift Technologies, Inc. since March 2021. Mr. Shein served as Chief Financial Officer of The Fresh Market, Inc. from August 2018 to September 2020. On September 8, 2020,

Mr. Shein, as required by our Corporate Governance Guidelines, submitted his conditional resignation to the Board due to his resignation as Chief Financial Officer of The Fresh Market, Inc. On March 19, 2021, Mr. Shein, also as required by our Corporate Governance Guidelines, submitted his conditional resignation to the Board due to his new position as Chief Financial Officer of Shift Technologies, Inc. The Nominating and Corporate Governance Committee considered both conditional resignations and in both cases the Board accepted the Nominating and Corporate Governance Committee’s recommendation to decline Mr. Shein’s conditional resignation. Mr. Shein previously served as Executive Vice President and Chief Financial Officer of Stage Stores from January 2011 to August 2018. From July 2004 until January 2011, Mr. Shein served in various financial positions at Belk, Inc., including as its Vice President, Finance and Treasurer. Prior to joining Belk, Inc., Mr. Shein served as the Vice President, Treasurer of Charming Shoppes, Inc. Mr. Shein holds a Bachelor of Business Administration in Information Systems from Baruch College and a Master of Business Administration in Finance from Columbia University.

Mr. Shein brings significant knowledge of financial and operational matters in the retail industry, including his experience as a public company Chief Financial Officer, to the Board.

James H. Haworth was appointed as a director in March 2016 and was appointed to the Company’s Compensation Committee and Nominating and Corporate Governance Committee concurrent with his joining the Board. In August 2016, Mr. Haworth joined Outdoor Cap, a privately held company in Bentonville, Arkansas, as President and Chief Executive Officer. Prior to Outdoor Cap, Mr. Haworth served as Chairman and Chief Executive Officer of Professional Bull Riders Inc. from 2011 to 2016. From 2010 through 2011 he served as Executive Vice President and President, Retail Services for Sears Holding Corporation. Prior to that, he served as Chairman, President and Chief Executive Office for Chia Tai Enterprises International Limited & CP Lotus, an investment holding company principally engaged in the operation of shopping centers in China, from 2006 to December 2009. Mr. Haworth is also the founder and President of Business Decisions Inc., a consulting firm specializing in strategic product marketing for the retail, merchandising and supply chain industries. Previous to Business Decisions Inc., Mr. Haworth spent 20 years with Wal-Mart Stores, Inc., in roles of increasing responsibility including Executive Vice President of Operations for Sam’s Club and Executive Vice President and Chief Operating Officer, Wal-Mart Stores, Inc. Mr. Haworth received a Bachelor of Science in Business Administration from Central Missouri State University.

Mr. Haworth brings extensive leadership experience in retail and strategic planning through his positions with other public companies to our Board.

If elected by our stockholders, each nominee will serve for a one-year term expiring at our 2022 annual meeting of stockholders. Each director will hold office until his or her successor has been elected and qualified or until the director’s earlier resignation or removal.

Nomination Policies and Procedures

The goal of our Board has been, and continues to be, to identify nominees for service on the Board of Directors who will bring diverse and varied perspectives and skills from their professional and business experience, including financial and accounting experience, as appropriate. In carrying out its function to nominate candidates for election to our Board, the Nominating and Corporate Governance Committee considers the mix of skills, experience, character, commitment, and diversity – diversity being broadly construed to mean a variety of opinions, perspectives, experiences and backgrounds, such as gender, race and ethnicity differences, as well as other differentiating characteristics – all in the context of the requirements of our Board at the time of such consideration. The Nominating and Corporate Governance Committee assesses the effectiveness of its charter annually in connection with the nomination of directors for election at the annual meeting of stockholders. In addition, our Corporate Governance Guidelines, which are available on our website at www.conns.com under “Investor Relations – Corporate Governance,” contain provisions regarding the identification and selection of our director nominees.

The Nominating and Corporate Governance Committee assists the Board in fulfilling its responsibilities by (1) identifying individuals believed to be qualified to become members of the Board, consistent with Board approved criteria, (2) recommending candidates to the Board for election or reelection as directors, including director candidates submitted by our stockholders, and (3) overseeing, reviewing and making periodic recommendations to the Board concerning our corporate governance policies. The Nominating and Corporate Governance Committee does not have a specific written policy or process regarding the nominations of directors, nor does it maintain minimum standards for director nominees other than as set forth in its charter and the Company’s Corporate Governance Guidelines.

The Nominating and Corporate Governance Committee will consider candidates for nomination proposed by stockholders so long as they are made in accordance with the provisions of Section 2.15 of our Bylaws. Section 2.15 of our Bylaws requires that a stockholder provide written notice to our Secretary no later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the anniversary date of the immediately preceding annual meeting of the stockholders. The Bylaws specify the requirements as to the form and substance of such stockholder notice. Details of such provisions of the Bylaws may be obtained by any stockholder from the Secretary of the Company. Notwithstanding the above, the Board may, in its discretion, exclude from any proxy materials sent to stockholders any matters that may properly be excluded under the Exchange Act, SEC rules or other applicable laws. The Nomination and Corporate Governance Committee treats recommendations for directors that are received from the Company’s stockholders equally with recommendations received from any other source, so long as the recommendations comply with the procedures for stockholder recommendations set forth in the Company’s Bylaws, as outlined above.

The charter of the Nominating and Corporate Governance Committee sets forth the minimum requirements for a person to be qualified to be a member of the Board of Directors, which are that a person must (i) be an individual of the highest character and integrity and have an inquiring mind, a vision and a willingness to ask hard questions, and the ability to work well with others; (ii) be free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper and reasonable performance of the responsibilities of a director; (iii) be willing and able to devote sufficient time to the affairs of the Company and be diligent in fulfilling the responsibilities of a director and Board committee member (including developing and maintaining sufficient knowledge of the Company and its industry; reviewing and analyzing reports and other information important to the Board and committee responsibilities; preparing for, attending and participating in Board and committee meetings; and satisfying appropriate orientation and continuing education guidelines); and (iv) have the capacity and desire to represent the balanced, best interest of the stockholders as a whole and not primarily a special interest group or constituency. The Nominating and Corporate Governance Committee evaluates whether certain individuals possess the foregoing qualities and recommends to the Board for nomination candidates for election or re-election as directors at the annual meeting of stockholders, or if applicable, at a special meeting of stockholders. This process is the same regardless of whether the nominee is recommended by our Board or by one of our stockholders.

As discussed above with respect to the nomination of Mr. Bob Martin to the Board, in March 2021, the Board resolved to increase the retirement age as set forth in the Corporate Governance Guidelines from age 72 to age 75.

Independent Board Composition

NASDAQ requires that a majority of the board of directors of a listed company be “independent.” NASDAQ’s rules provide that an independent director is a person other than an officer or employee of the Company or its subsidiaries or any other individual having a relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has determined that each of Ms. Gove, Mr. Bob Martin, Mr. Saunders, Mr. Schofman, Mr. Shein and Mr. Haworth is “independent” as defined under applicable SEC and NASDAQ rules. Mr. Bob Martin was appointed our Lead Independent Director in August 2012 and has since served as our Lead Independent Director.

The independent directors of the Board held executive sessions at each regular meeting of the Board of Directors during fiscal year 2021.

At the meeting of the Nominating and Corporate Governance Committee held in March 2021, the Committee discussed the relationships of Mr. Bob Martin with The Stephens Group, LLC, and whether his relationship or ownership interest impacted his ability to exercise independent judgment in carrying out his responsibility as a director. The Committee discussed the current position of Mr. Bob Martin with The Stephens Group, LLC, and the fact that the position is not substantively different from the consulting work that Mr. Bob Martin has done in previous years for The Stephens Group, LLC, the continuous exercise of independent judgment by Mr. Bob Martin since his election to our Board in 2003, and his lack of control of voting of Common Stock owned by The Stephens Group, LLC or any of its affiliates, including SG-1890 LLC. The Committee has determined that Mr. Martin is properly considered an independent director and recommended to the Board of Directors that it approve Mr. Bob Martin’s independence as defined under the SEC and the NASDAQ rules.

At its meeting in March 2021, our Board of Directors approved the independence of Mr. Bob Martin.

Board Meetings

During fiscal year 2021, the Board of Directors held twenty-four meetings. Each director attended 80% or more of all meetings of the Board and the committees on which such director served during fiscal year 2021.

Policy Regarding Director Attendance at the Annual Meeting of Stockholders

It is our policy that each member of the Board of Directors is encouraged to attend our annual meeting of stockholders. All of our directors serving at the time of last year’s annual meeting attended our May 28, 2020 annual meeting of stockholders.

Committees of the Board

Audit Committee

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of our independent auditors. It also approves audit reports and plans, accounting policies, audit fees and certain other expenses. In connection with the rules adopted by the SEC and NASDAQ, we adopted a written charter for the Audit Committee, which is posted on our website at www.conns.com under “Investor Relations – Corporate Governance.” The Audit Committee reviews and reassesses the adequacy of the written charter on an annual basis.

The current members of our Audit Committee are Mr. Shein, who was appointed as Chair of the Audit Committee in May 2018, Mr. Saunders and Ms. Gove who was appointed on March 24, 2020. The Audit Committee held six meetings during fiscal year 2021. The Board has determined that Mr. Shein, Ms. Gove and Mr. Saunders are “audit committee financial experts” as described in Item 407(d)(5) of Regulation S-K. In addition, each of the members of the Audit Committee is “independent” as defined by the NASDAQ listing standards and Sarbanes-Oxley, as determined by our Board of Directors.

Compensation Committee

The Compensation Committee establishes, reviews and approves the compensation program for the Chief Executive Officer and other executive officers based upon recommendations by its independent compensation consultant. Our Chief Executive Officer does not play a role, nor does he make any recommendations in respect of, the determination of his own compensation. The Compensation Committee also evaluates the compensation plans, policies and programs of the executive officers of the Company and makes recommendations to the Board of Directors concerning such plans, policies and programs. In addition, it advises the Board regarding compensation plans, policies and programs applicable to non-employee directors for their services as members of our Board, and administers our stock option, stock purchase and other equity plans. The Compensation Committee also evaluates the competitiveness of our compensation and the performance of our Chief Executive Officer and other executive officers. In connection with rules adopted by the SEC and NASDAQ, the Company adopted a written charter for the Compensation Committee, which was amended by our Board in March 2014 to provide that, before engaging a compensation adviser (other than in-house legal counsel), the Compensation Committee shall consider all factors that could affect the independence of such consultant, counsel or advisor as may be identified from time to time in the rules and regulations of the SEC and the listing standards of NASDAQ relevant to that adviser’s independence from management. A copy of the Compensation Committee charter, as amended, is posted on our website at www.conns.com under “Investor Relations – Corporate Governance.”

The current members of the Compensation Committee are Mr. Bob Martin (Chair), Mr. Schofman and Mr. Haworth.

The Compensation Committee held four meetings during fiscal year 2021. All members of the Compensation Committee were determined by the Board of Directors to be independent directors, as defined by NASDAQ listing standards. Additional information on the Compensation Committee’s processes and procedures for consideration of executive compensation are addressed in the section of this proxy statement captioned “Compensation Discussion and Analysis” below.

Compensation Committee Interlocks and Insider Participation

For fiscal year 2021, the Compensation Committee consisted of Mr. Haworth, Mr. Bob Martin and Mr. Schofman, each of whom our Board determined was independent in accordance with NASDAQ listing requirements. No member of the Compensation Committee during fiscal year 2021 is or was formerly an officer or employee of the Company or any of its subsidiaries or was a related person in a related person transaction with the Company required to be disclosed under applicable SEC rules.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists the Board in identifying and recommending individuals for election or reelection as directors, including director candidates submitted by our stockholders, and advises the Board with respect to corporate governance policies and procedures. The Nominating and Corporate Governance Committee will periodically review and make recommendations regarding our corporate governance policies and procedures, which are discussed in part below under the caption “Corporate Governance” and copies of which are posted on our website at www.conns.com under “Investor Relations – Corporate Governance.” We adopted a written charter for the Nominating and Corporate Governance Committee, and a summary “corporate governance policies and procedures” which are posted on our website at www.conns.com under “Investor Relations – Corporate Governance.”

The Nominating and Corporate Governance Committee is also responsible for overseeing a formal evaluation process to assess the composition and performance of the Board, each committee, and each individual director on an annual basis. The assessment is conducted to identify opportunities for improvement and skill set needs, as well as to ensure that the Board, committees, and individual members have the appropriate blend of diverse experiences and backgrounds and are effective and productive. As part of the process, each member of the Board completes a questionnaire that includes Board, committee and individual assessments. While results are aggregated and summarized for discussion purposes, individual responses are not attributed to any member and are kept confidential to ensure honest and candid feedback is received.

Members of the Nominating and Corporate Governance Committee are appointed by the Board. The members of the Nominating and Corporate Governance Committee serve until their successors are duly elected and qualified, and they may be removed by the Board of Directors in its discretion. Each member of the Nominating and Corporate Governance Committee is an independent director (who, for the avoidance of doubt, is not an employee of the Company or any of its subsidiaries).

Our Nominating and Corporate Governance Committee currently consists of Mr. Bob Martin (Chair), Ms. Gove and Mr. Haworth.

All members of the Nominating and Corporate Governance Committee were determined by the Board to be “independent” as defined by the SEC and NASDAQ listing standards. The Nominating and Governance Committee held one meeting during fiscal year 2021.

Credit Risk Committee

In December 2014, the Board established a Credit Risk and Compliance Committee. In March 2018, the Board approved the continuation of the Credit Risk Committee and the formation of a separate Compliance Committee. The Credit Risk Committee is responsible for reviewing credit risk, underwriting strategy, the provision methodology, and monitoring trends in the Company’s loan portfolio. We have adopted written charters for the Credit Risk Committee and Compliance Committee, which are posted on our website at www.conns.com under “Investor Relations – Corporate Governance.” Our Credit Risk Committee currently consists of Mr. Saunders (Chair), Mr. Doug Martin and Ms. Gove. The Credit Risk Committee held sixteen meetings during fiscal year 2021.

Compliance Committee

The Compliance Committee is responsible for reviewing the Company’s compliance activities and the Company’s compliance management system. We adopted a written charter for the Compliance Committee, which is posted on our website at www.conns.com under “Investor Relations – Corporate Governance.” Our Compliance Committee consists of Mr. Miller (chair), Mr. Saunders and Mr. Doug Martin. The Compliance Committee held eleven meetings during fiscal year 2021.

Environmental, Social and Governance (ESG)

The Company is committed to making a difference throughout our communities and creating a sustainable future for our employees, consumers, investors, and other stakeholders. It is important to define our success beyond just financial growth and profitability and look at business practices that promote environmental, social and governance (ESG) issues. The Board continues to actively look for ways to improve our company and partners along these fronts and to be good corporate citizens. You can learn more about our ESG efforts at www.conns.com/esg.

Compensation of Non-Employee Directors

The Compensation Committee periodically reviews director compensation for service on the Board and Board committees and recommends director compensation and any changes to such compensation to the Board for approval. The Board annually reviews and approves director compensation for Board and committee service based on the recommendations of the Compensation Committee. The Compensation Committee partners with Frederic W. Cook & Co. (“F.W. Cook”) to review the competitiveness of the compensation program for our non-employee directors on a regular basis. The following table summarizes the fiscal year 2021 non-employee director compensation program:

Fee	Annual Amount
Annual Cash Retainer (1)(2)	$80,000
Additional Annual Retainer for:
• Lead Independent Director	$25,000
• Audit Committee Chair	$20,000
• Credit Risk Committee Chair	$15,000
• Compliance Committee Chair	$10,000
• Compensation Committee Chair	$15,000
• Nominating & Corporate Governance Committee Chair	$10,000
Annual Equity Award (3)	$100,000

(1)

For fiscal year 2021, effective April 19, 2020, the Annual Cash Retainer was reduced by 25% for one quarter of the year (3 months) as a result of measures taken in response to the COVID-19 outbreak. The Annual Cash Retainer is paid at the beginning of the annual service period that commences immediately following our annual stockholders meeting.

(2)

In addition to the annual cash retainers and equity awards, the Company reimburses all directors for reasonable travel and out-of-pocket expenses incurred in connection with their duties as directors, including attendance at meetings.

(3)

Annual equity awards are granted on the day following the date of the annual stockholders meeting, in the form of restricted stock units (“RSUs”), are valued at the grant date, and fully vest on the one-year anniversary of the date of grant. The number of RSUs granted is determined by dividing the total dollar amount awarded by the closing price of the Company’s common stock on the date of grant.

In November 2017, the Compensation Committee approved, and the Board ratified, the stock ownership guidelines for non-employee directors to attain aggregate equity in Conn’s stock valued at four times the annual cash retainer before the five year anniversary of their appointment as non-employee directors. As of January 31, 2021, Messrs. Bob Martin, Doug Martin, Haworth, Shein, Schofman and Saunders met these ownership requirements, while Ms. Gove continues to make progress toward the ownership threshold as she is still within the five-year achievement period.

Directors who are also employees of the Company do not receive any compensation for service as a Board or Committee member. Non-employee directors are eligible to participate in the employee discount program on the same terms as Company employees. Pursuant to the employee discount program, non-employee directors can purchase Conn’s merchandise at product cost plus ten percent.

At our 2020 annual meeting, our stockholders approved the adoption of the Company’s 2020 Omnibus Equity Plan. The 2020 Omnibus Equity Plan replaces the previously adopted 2011 Non-Employee Director Restricted Stock Plan. The 2020 Omnibus Equity Plan is administered by our Compensation Committee and provides for equity grants, including but not limited to restricted stock, restricted stock units and stock options to both employees and non-employee directors.

In May 2020, all non-employee directors received 13,851 RSUs with an aggregate fair value of approximately $100,000. The following table presents the total compensation for each non-employee director for fiscal year 2021:

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)[1]	Stock Awards ($)[2]	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Bob L. Martin	$125,000	$100,004	—	—	—	—	$225,004
Douglas H. Martin	$75,000	$100,004	—	—	—	—	$175,004
James H. Haworth	$75,000	$100,004	—	—	—	—	$175,004
Sue E. Gove	$88,334	$100,004	—	—	—	—	$188,338
Oded Shein	$95,000	$100,004	—	—	—	—	$195,004
William (David) Schofman	$75,000	$100,004	—	—	—	—	$175,004
William E. Saunders, Jr.	$90,000	$100,004	—	—	—	—	$190,004

(1)

Reflects a reduced cash retainer fee of $75,000 per year (reduced from $80,000 in response to measure taken in response to the COVID-19 outbreak) paid to each director in fiscal year 2021. Also reflects annual Committee chair fees paid to Mr. Bob Martin ($25,000 for serving as Lead Independent Director, $15,000 for serving as chair of the Compensation Committee, and $10,000 for serving as chair of the Nominating and Corporate Governance Committee), Mr. Shein ($20,000 for serving as chair of the Audit Committee), and Mr. Saunders ($15,000 for serving as chair of the Credit Risk Committee). Reflects an additional $13,334 in cash retainer fees paid to Sue Gove for serving on the Board for the months of March and April 2020.

(2)

Represents aggregate grant date fair value of awards granted during the year in accordance with FASB ASC Topic 718. Information regarding the assumptions used in calculating the fair value under FASB ASC Topic 718 can be found in Note 1 to the financial statements contained in the Company’s Annual Report on Form 10-K for fiscal year 2021. Each of our non-employee directors was issued 13,851 RSUs pursuant to the Company’s 2020 Plan on May 29, 2020. All of these awards vest on May 29, 2021.

Listed below are the aggregate outstanding stock awards (unvested) held by each non-employee director as of January 31, 2021:

Name	Stock Awards
Bob L. Martin	13,851
Douglas H. Martin	13,851
James H. Haworth	13,851
Sue E. Gove	13,851
Oded Shein	13,851
William (David) Schofman	13,851
William E. Saunders, Jr.	13,851

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis provides stockholders with an understanding of our compensation philosophy, objectives, policies and practices in place during fiscal year 2021, as well as the factors considered by our Compensation Committee in making compensation decisions for fiscal year 2021. This Compensation Discussion and Analysis focuses on the compensation of our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers serving as of the end of fiscal year 2021 (the “named executive officers”).

Name	Title

Norman L. Miller	President, Chief Executive Officer and Chairman of the Board

George L. Bchara	Executive Vice President, Chief Financial Officer

Lee A. Wright*	Executive Vice President, Chief Operating Officer

Rodney D. Lastinger	President, Retail

Mark L. Prior	Vice President, General Counsel and Secretary

* Mr. Wright’s position was eliminated on February 19, 2021, resulting in his departure from the Company.

Business Highlights and Outlook

Business Highlights and Company Initiatives During the Unprecedented Fiscal Year 2021

We are a leading specialty retailer that offers a broad selection of quality, branded durable consumer goods and related services in addition to a proprietary credit solution for our core credit-constrained consumers. We operate an integrated and scalable business through our retail stores and website. Our complementary product offerings include furniture and mattresses, home appliances, consumer electronics and home office products from leading global brands across a wide range of price points. Our credit offering provides financing solutions to a large, under-served population of credit-constrained consumers who typically have limited financing options. We provide customers the opportunity to comparison shop across brands with confidence in our competitive prices as well as affordable monthly payment options, next-day delivery and installation in most of our markets, and product repair service. We believe our large, attractively merchandised stores and credit solutions offer a distinctive shopping experience compared to other retailers that target our core customer demographic. We are generally classified as an essential business by government authorities in the jurisdictions in which we operate as we provide essential goods and services to our communities.

The COVID-19 pandemic was unfolding around the world at the beginning of our fiscal year 2021 and its impact on society and the global economy was unascertainable at that time. Despite widespread stay-at home orders and mandates for consumer facing businesses to temporarily close or suspend face-to-face operations, most of our stores were able to remain open, although we operated, at times, on reduced schedules due to state and local mandates. In response to the COVID-19 pandemic, we initiated several measures to ensure the safety of Company personnel and our customers.

Throughout fiscal year 2021, the Company, like nearly all other companies, constantly adjusted to national, state and local restrictions on retail sales activities, particularly for consumer retail companies with in-person sales and purchases. Despite these unprecedented challenges, the Company continued to offer, sell and deliver essential home merchandise such as refrigerators and computers to consumers as they also adjusted to the societal and employment impacts during the pandemic. Throughout fiscal year 2021, the Company successfully executed the following operational initiatives and goals in the face of the pandemic:

•	Instituted health and safety measures, including enhanced cleaning in our stores and offices, a mask requirement for in-store personnel, and social distancing;

•	Adopted information technology initiatives to facilitate work-from-home that allowed a majority of administrative and support personnel to work from home;

•	Maintained store openings in nearly all of our stores while observing local and state emergency declaration restrictions;

•	Initiated curb-side sales and pick-up in our stores;

•	Secured highly sought-after home merchandise such as refrigerators and home computers and safely executed home-stop deliveries to our customers;

•	Implemented payment deferral programs to provide relief to credit customers who were economically impacted by COVID-19;

•	Increased operating cash flow year-over-year by approximately 477% compared to fiscal year 2020 with approximately 48% of sales in cash, or by credit card or third-party financing;

•	Captured new customers who purchased merchandise using cash and credit cards while also de-levering risk in our credit portfolio by restricting credit underwriting terms and increased down-payments;

•	Expanded our credit underwriting strategies with development and testing;

•	Improved our underwriting infrastructure with additional hiring of e-commerce personnel and integration of new systems;

•	Increased liquidity by successfully launching an ABS transaction; and

•	Completed a tender offer for approximately $85.8 million in aggregate principal amount of our outstanding 7.250% high yield notes.

In the midst of the most disruptive societal, health-care and global economic crisis of the last 50 years, in fiscal year 2021, the Company saw the resilience of its unique hybrid retail and credit business model as the Company intentionally de-risked its credit business while continuing to support retail demand through its diverse credit offerings. Retail operating margins also remained strong, demonstrating our differentiated business model, improved product mix and emphasis on disciplined cost management. Stockholders experienced total return of 79.6% during the fiscal year and the Company delivered the following financial and operational results in fiscal year 2021:

•	Increased cash and third-party credit sales by 32%, reflecting strong demand for home-related products and our ability to serve a broader customer segment;

•

Same store sales declined 12.8% for the fiscal year, primarily due to a nearly 22.9% decline in sales financed by Conn’s in-house credit because of tighter underwriting associated with the COVID-19 crisis;

•	Increased e-commerce sales by $13.7 million, or 109.4% during fiscal year 2021, compared to the prior fiscal year period;

•	Improved net cash provided by operating activities to $462.1 million for fiscal year 2021 as compared to $80.1 million for fiscal year 2020;

•	Reduced overall debt balance by $416.6 million as compared to fiscal year 2020;

•	Reduced customer accounts receivable 60+ days past due at January 31, 2021 by 24% as compared to January 31, 2020; and

•	Reduced re-aged customer accounts receivable at January 31, 2021 by 33% as compared to January 31, 2020.

Employment and Compensation Actions in Fiscal Year 2021

The Company was proactive at the onset of the COVID-19 pandemic to improve liquidity by reducing expenses in light of the uncertainty of the pandemic’s impact on the business. Immediately following the widespread shutdown of consumer facing businesses, the Company took the following employment and compensation related actions:

•	Furloughed approximately 400 employees for a period of 4 to 6 weeks in response to changes in consumer demand and brought the vast majority back to employment as business conditions improved;

•	Eliminated approximately 160 positions;

•	Temporarily reduced base salaries of the top 140 paid employees by 10 to 25%; and

•	Negotiated deferrals for store and facility lease expenses for fiscal year 2021.

As a result of the uncertainty of the impact of the COVID-19 pandemic in early fiscal 2021, the Board decided to defer its consideration of fiscal year 2021 financial and performance metrics for our Annual Incentive Plan. The Company’s preliminary forecasts and budgets were rendered obsolete as individuals, consumers, companies, governments and nations fundamentally adjusted their activities on a near daily basis as the pandemic continued to spread. The Board continued its “wait-and-see” approach on the Company’s fiscal year performance metrics during the first half of fiscal year 2021.

In late summer, the Board discussed setting financial and performance metrics for fiscal year 2021 that considered both strategic enterprise-wide goals that were determined to be critical to the ongoing success of the Company. These goals were determined to be critical to future sustainable sales and stock price growth for the future. The strategic goals included the following: 1) Expansion of our underwriting strategies with development and testing and recruitment of additional technical experts in the e-commerce and Credit departments to enhance underwriting, analytics, risk-grading and forecasting capabilities; 2) Integration of multiple lease-to-own (“LTO”) providers on-line and the ability to offer multiple LTO providers throughout our retail store network; 3) Compliance with the Company’s ABL lending facility for fiscal year 2021; 4) Reduction of $20 million in SG&A expenses in the second-half of the year from initial forecasts; and 5) Maintenance of at least $150 million in liquidity.

During our March 2021 Board meeting, the Board approved a payout under the Annual Incentive Plan that was set at 75% of the target bonus. This approval was based upon the Company having successfully achieved its strategic and financial performance goals for fiscal year 2021 including 1) recruiting several credit department personnel to enhance the Company’s underwriting, analytics and forecasting capabilities, 2) integrating and launching two additional lease-to-own providers throughout our network of stores, 3) maintaining compliance with our ABL debt covenants, 4) reducing SG&A expenses by $20 million in the second half of the fiscal year, and 5) maintaining a minimum liquidity of at least $150 million.

In evaluating fiscal year 2021 performance, the Board recognized that while the Company’s same store sales declined by 12.8% during the fiscal year, this decline was largely attributable to the decisive action undertaken and strategic choice made by the Company to forgo same store sales and tighten its credit underwriting and credit granting in response to the COVID-19 pandemic. For example, with the start of the pandemic the Company took active steps to reduce the number of no-down payment offers, increase cash down-payment requirements and limited the maximum loan amounts for new customers. The Company estimates that the conservative underwriting actions adopted by the Company impacted same store retail sales negatively by 22.9%, but materially improved the credit quality and composition of the Company’s customer accounts receivable portfolio. Despite these proactive measures, the Company, still, among other things, increased cash and third-party financed sales by 32% over fiscal year 2020, improved net cash from operating activities to $462.1 million, in part due to strong cash collections and the tightening of underwriting standards, compared to net cash from operating activities of $80.1 million in the prior fiscal year, and reduced the overall debt balance by approximately $416.6 million compared to fiscal year 2020, resulting in net debt as a percent of the portfolio balance of 45% at January 31, 2021, representing the lowest level in seven fiscal years. The Board took into consideration that these strategic and financial performance goals in fiscal year 2021 were accomplished in the midst of the COVID-19 pandemic when nearly every part of the Company’s sales, staffing, recruitment, delivery, marketing and merchandise supply chain processes and routines were fundamentally impacted.

Outlook

As of April 12, 2021, substantially all our stores are open and conduct regular in-store shopping hours. We have returned all furloughed employees to active employment and restored temporary salary reductions. We continue to maintain and follow COVID -19 related health and safety measures, including the mask requirement for in-store personnel, and social distancing, to ensure safety. Our business and industry continue to be impacted by the COVID-19 outbreak. However, we believe are well positioned to continue serving our customers and supporting our employees as we continue forward.

We believe that the broad appeal of our value proposition to our geographically diverse core demographic, the unit economics of our business and the current retail real estate market should provide the stability necessary to maintain our business. As the COVID-19 outbreak is contained, we expect our brand recognition and long history in our core markets should give us the opportunity to further penetrate our existing footprint, particularly as we leverage existing marketing spend, logistics infrastructure, and service footprint. There are also many markets in the U.S. with demographic characteristics similar to those in our existing footprint, which provides substantial opportunities for future growth. We plan to continue to improve our operating results by leveraging our existing infrastructure and seeking to continually optimize the efficiency of our marketing, merchandising, distribution and credit operations. As we expand in existing markets and penetrate new markets, we expect to increase our purchase volumes, achieve distribution efficiencies and strengthen our relationships with our key vendors. Over time, we also expect our increased store base and higher net sales to further leverage our existing corporate and regional infrastructure.

Stockholder Outreach

At our 2020 annual meeting, approximately 81.7% of shares cast were voted in favor of our advisory vote on executive compensation (commonly referred to as “Say-on-Pay”). This was an improvement from the 60.5% stockholder support we received at the 2019 annual meeting and put us back on track with the substantial support stockholders expressed in the 2017 and 2018 Say-on-Pay votes (approximately 91% and 84% in favor, respectively).

Following our extensive stockholder engagement leading up to the 2020 Annual Meeting which led to the significant inprovement on say-on-pay, we continued engaging with our stockholders to understand their concerns. For example, in August 2020, Mr. Bob L. Martin and members of our management team held a telephonic meeting with one of our stockholders, among the largest pension funds in the world, to discuss our executive compensation plan and philosophy and address its questions.

In conversations with stockholders during our extensive stockholder engagement in fiscal year 2020 and continuing into fiscal year 2021, we have emphasized that the Compensation Committee is committed to its pay-for-performance philosophy and designed the programs such that management’s real pay delivery is aligned with the achievement of superior financial performance and value created for stockholders. Starting in fiscal year 2020 and continuing into fiscal year 2021, equity compensation to management has consisted of 50% RSUs and 50% PSUs with the PSUs awarded to management requiring the achievement of multi-year EBITDA targets with a total stockholder return (TSR) modifier that aligns pay outcomes with stockholder results. Our CEO’s stock options also reflect our pay-for-performance philosophy and require stock appreciation from the date of grant for him to realize any value.

We believe that our stockholder outreach efforts have been effective in understanding our stockholder concerns and we plan to continue to engage with our stockholders going forward and use stockholder and proxy advisor firm concerns and input to further implement and emphasize pay-for-performance.

Compensation Philosophy and Objectives

We have developed a compensation program for our named executive officers designed to: (i) reward and motivate individual and Company performance; (ii) attract and retain executive talent with competitive compensation opportunities; and (iii) build and encourage ownership of our Common Stock by our named executive officers. Toward these goals, our compensation program has been designed and administered to reward our named executive officers based on our financial and operating performance and their individual performance, and to align their interests with those of our stockholders. In addition, these goals are intended to encourage long-term commitment to the Company by our named executive officers. We believe that our executive compensation program, which consists primarily of a base salary, an annual performance-based cash bonus opportunity, and long-term time-based and performance-based equity incentive awards, promotes these objectives.

Compensation Philosophy

The following is the executive compensation philosophy that has been adopted by our Compensation Committee:

Compensation realized by executives should reflect the individual skills and contributions of the executive, as well as the Company’s overall performance against its business plan and changes in stockholder value.

The basic objectives of the Company’s executive compensation program include:

•	Attracting, motivating and retaining skilled executives necessary to execute its business strategy;

•	Motivating executives by linking compensation opportunity to the achievement of the Company’s short-term and long-term growth and profitability goals as well as execution of its business strategy;

•	Aligning interests of management and stockholders by linking realized compensation directly to increases in stockholder value and requiring ownership of our Common Stock over a sustained period; and

•

Promoting a pay-for-performance culture on a risk-appropriate basis with a majority of the named executive officer’s compensation to be earned, or increase in value, based on Company and stock performance.

In addition, the efficiency of the overall program from a tax, accounting, cash flow and stockholder dilution perspective should be balanced against the above objectives. In support of the stated objectives, the Company delivers an executive compensation program that includes the following fundamental elements:

1.	Base salary;

2.	Annual cash incentive bonuses; and

3.	Long-term equity incentives in the form of time-based nonqualified stock options (“Options”), time-based RSUs and performance-based RSUs.

Additional benefits and perquisites may be included when appropriate. A named executive officer’s total direct compensation opportunity (i.e., base salary, annual cash incentives and long-term equity incentives) should be competitive with market practice. “Market practice” generally means the median (i.e., 50th percentile) of the total direct compensation opportunity of peer executives at companies in our peer group (defined below). However, the Compensation Committee may, in its discretion, provide a named executive officer with a total direct compensation opportunity above or below market practice, based on the following factors:

•	The named executive officer’s individual skills, experience, and performance; and

•	The difficulty of replacing the named executive officer and importance of the position to the Company.

Actual compensation earned by a named executive officer may be above or below market level depending on the named executive officer’s individual performance and the Company’s absolute or relative performance compared with its peers.

Compensation Objectives

Reward Performance: A significant portion of the total direct compensation of each of our named executive officers is performance-based. One way in which we reward performance is through grants of equity, the value of which is tied to changes in our stock price. While we recognize that stock price performance is a closely monitored measure of performance, given the volatile nature of business conditions in our industry and the financial markets, we believe that it may not always be the most appropriate performance measure for incentive plan purposes. As a result, in fiscal year 2021, a portion of our named executive officers’ total direct compensation is based on the Company’s strategic and operational results, as measured by performance on certain key initiatives in the areas of credit, retail and e-commerce, maintaining compliance with debt covenants, meeting budget reductions for the second half of fiscal year 2021, and maintaining a minimum liquidity of $150 million. While adjusted EBITDA has often been used to determine our annual cash incentive bonuses, due to the impact of COVID-19 our Compensation Committee and Board felt these measures of operational performance were more appropriate measures of management performance than adjusted EBITDA or other financial performance measures. The Compensation Committee may also award discretionary bonuses based on its review of individual performance.

Attract, Retain and Motivate: We structure the compensation of our named executive officers with the goal of attracting and retaining excellent executives in our significant areas of operations – sales, merchandising, financial and liquidity, consumer credit, distribution, product service and training. We promote these objectives by ensuring that our compensation is competitive within our industry and by providing that equity awards vest over a three or four-year period (subject to our Compensation Committee’s discretion in determining a different vesting schedule as it deems appropriate under the circumstances) for purposes of retention. In addition, a significant portion of a named executive officer’s total direct compensation opportunity is tied to performance-based incentives that motivate our named executive officers to achieve strong financial and operational results.

Encourage Ownership of our Common Stock: We believe that ownership of our Common Stock by our named executive officers directly aligns their interests with those of our stockholders. To reinforce this belief, our Compensation Committee adopted stock ownership guidelines for our named executive officers, as further described under the caption “Compensation Discussion and Analysis-Stock Ownership Guidelines.”

Determining Compensation

The Compensation Committee is responsible for administering the executive compensation program for each of the named executive officers, including the Chief Executive Officer. The Chief Executive Officer assists the Compensation Committee with administering the executive compensation program for the other named executive officers, except with regard to certain actions and responsibilities that are specifically reserved to the Compensation Committee or Board of Directors. The Chief Executive Officer plays no role in the compensation process, and is not present during voting or deliberations, with respect to his own compensation. The Compensation Committee’s responsibilities are identified in its charter posted on our website at www.conns.com under “Investor Relations – Corporate Governance.”

Our Compensation Committee seeks to structure compensation of our named executive officers in such a manner as to avoid encouraging excessive risk taking. To align stockholder interests and appropriate risk-taking the Compensation Committee: (i) caps the annual incentive bonus opportunity at 200% of the target bonus; (ii) adopted stock ownership guidelines for our named executive officers; and (iii) imposes varying time horizons for short and long-term incentive compensation, intending to balance the executive’s attention to our short and long-term performance goals and business objectives. The Compensation Committee also periodically reviews and adjusts the cash and equity award amounts tied to our short- and long-term performance goals and objectives to better address changes in the market and Company risks as they arise and adjust our direction and actions to compensate for such risks. We believe that these actions ensure ongoing alignment of our pay-for-performance objectives and our stockholder interests with a view to long-term value creation.

In applying the above-described objectives for our executive compensation program, the Compensation Committee, in making its final determination, primarily relies upon:

•

input and recommendations received from the Chief Executive Officer regarding the day-to-day performance, areas of responsibilities and expectations for future performance of executive officers other than the Chief Executive Officer;

•	publicly available information with respect to the executive compensation practices of our peer group companies;

•	the analysis and recommendations of its independent compensation consultant, F.W. Cook, regarding our compensation programs for our executive officers; and

•	its own judgment and knowledge of the industry.

Input Received from our Chief Executive Officer

The Compensation Committee relies in part on the input and recommendations of our Chief Executive Officer in making its determination regarding base salaries of the executive officers (other than the Chief Executive Officer), individual levels for annual incentive bonus compensation, and whether to grant long-term equity awards to such executive officers and if so, in what forms and amounts. The Compensation Committee believes that our Chief Executive Officer, by virtue of his role in overseeing the day-to-day performance of such individuals and his experience in the industry, is appropriately suited to make informed recommendations to the Compensation Committee with respect to the foregoing elements of our executive compensation program. The Compensation Committee alone, with input and guidance from its independent compensation consultant, F.W. Cook, determines the compensation for our Chief Executive Officer.

Industry Peer Group

While the Compensation Committee does not rely solely on any comparative analyses of the amounts and forms of compensation which are paid to the named executive officers with comparable roles at other public companies, it does review annually and take into consideration such analyses for public companies of comparable size and nature to our businesses (i.e., retail businesses including those that provide in-house financing of their merchandise sales), as well as similarly situated public companies outside the retail business industry. We refer to such companies collectively as our peer group. For fiscal year 2021, the peer group was reviewed by the Compensation Committee based on selection criteria that reflect the Company’s size and business. The selection criteria were based on industry classification, revenue, and market capitalization, and developed by the Compensation Committee’s independent compensation consultant acting at the Compensation Committee’s direction. The companies that comprised our peer group were: Restoration Hardware, Aaron’s, Rent-A-Center, La-Z-Boy, Ethan Allen, EZCORP, Enova International, Encore Capital, Haverty Furniture, Tuesday Morning, Kirkland’s, First Cash Financial, PRA Group, and Select Comfort. This peer group was used for purposes of reviewing the compensation of our named executive officers for fiscal year 2021.

The Compensation Committee considers the amount and structure of peer company compensation when determining the compensation of executive officers, but the Compensation Committee does not target compensating our named executive officers to a specific benchmark level relative to our peer group, since our business model and resulting areas of responsibility are not directly comparable with those of named executives within our peer group. Instead, the Compensation Committee utilizes the competitive peer group compensation data to confirm that our compensation and incentive opportunities are appropriate and competitive relative to the market. The Compensation Committee may determine to modify the compensation levels of our named executive officers if they are deemed to not be competitive. The Compensation Committee also relies on its knowledge of the industry practices and our peers in determining our named executive officers’ base salary, annual bonus and long-term equity awards, as it deems appropriate and necessary to reward overall performance and achievements and to promote retention and stability within our executive team.

Compensation Consultant

The Compensation Committee has engaged F.W. Cook as its independent compensation consultant. F.W. Cook is responsible for preparing and presenting a comprehensive competitive market study of the compensation levels and practices for a group of industry peers on a periodic basis. The fiscal year 2021 Compensation Committee-approved industry peer group is listed and described in more detail in the above section captioned “Compensation Discussion and Analysis – Determining Compensation - Industry Peer Group.” F.W. Cook is also responsible for preparing and presenting an outside director compensation study using the same industry peer group. The Compensation Committee relies on F.W. Cook for input on pay philosophy, current market trends, regulatory considerations and prevalence of benefit and perquisite programs.

The Compensation Committee considered whether F.W. Cook is independent from management, utilizing, among other things, the independence factors required by the SEC and NASDAQ. Based on this review, the Compensation Committee determined that F.W. Cook is independent from Company management and that F.W. Cook has no conflicts of interest in performing its work.

A representative of F.W. Cook attends Compensation Committee meetings as requested by the Compensation Committee. F.W. Cook works with management only under the direction of the Compensation Committee and does not provide any other advice or consulting services to the Company.

Other Factors

The Compensation Committee also considers our financial performance and business outlook to the extent that the Compensation Committee believes it may be fairly attributed to or related to the performance of a particular named executive officer. The Compensation Committee considers the contribution of each named executive officer relative to their individual responsibilities and capabilities.

Elements of Compensation

The compensation of our named executive officers consists of three basic elements: (i) base salary; (ii) annual cash incentive bonus (based on Company performance (and, in some cases, individual performance) and with discretionary aspects to reward outstanding performance); and (iii) equity awards. These components work together in determining the overall compensation of our named executive officers.

Base Salary

Each named executive officer receives a base salary determined by the Compensation Committee to be commensurate with the officer’s area of responsibility and that officer’s area and extent of responsibility in relation to our performance as a whole. Individual salaries take into account our established salary policies, the individual’s level of responsibility, contribution and value to the Company, individual performance, and prior relevant experience. No specific formula is applied to determine the weight of each factor, and the factors are considered by our Compensation Committee in its discretion. Salary reviews are conducted annually in which individual performance is evaluated; however, individual salaries are not necessarily adjusted each year. Our Compensation Committee generally establishes base salaries at levels that are competitive with market practice, as further described above under the caption “Compensation Discussion and Analysis - Compensation Philosophy and Objectives.”

In response to the COVID-19 outbreak, the base salaries of our named executive officers were reduced for the 12-week period beginning on April 19, 2020 and ending on July 11, 2020 as follows:

Name	Base Salary Reduction %	Total Salary Reduction $
Norman L. Miller	25.00%	$57,692
George L. Bchara	20.00%	$18,462
Lee A. Wright	20.00%	$30,000
Rodney D. Lastinger	20.00%	$24,923
Mark L. Prior	20.00%	$15,231

Following the restoration of salaries in July 2020, the Compensation Committee increased the base salaries of certain named executive officers due to: (i) internal pay equity considerations, (ii) overall market conditions; and (iii) the Compensation Committee’s belief that these salary increases are competitive when compared to recent market survey data.

Name	FY 21 Annual Base Salary	FY 20 Annual Base Salary	% Change
Norman L. Miller	$1,000,000	$1,000,000	0.0%
George L. Bchara	$475,000	$400,000	18.8%
Lee A. Wright (1)	$650,000	$650,000	0.0%
Rodney D. Lastinger	$540,000	$540,000	0.0%
Mark L. Prior	$365,000	$330,000	10.6%

(1)	Mr. Wright’s position of Chief Operating Officer was eliminated effective February 19, 2021, resulting in his departure from the Company.

Annual Cash Incentive Plan

The Company uses annual cash incentives to focus attention on current strategic priorities and drive achievement of annual objectives. The annual cash incentive plan is designed to focus executive officers towards continuing to improve both corporate and individual performance. The Compensation Committee establishes our bonus program for all named executive officers, as well as certain other executive officers and employees, after receiving recommendations from the Chief Executive Officer. The annual incentive bonus opportunity is stated as a percentage of base salary consistent with the competitive market for executives in similar positions. Typically, the named executive officers receive annual cash incentive bonus payments based on the achievement of pre-determined Company performance goals (and in some cases, individual performance goals) approved by the Compensation Committee each fiscal year. Upon completion of each fiscal year, the Compensation Committee determines the annual cash incentive bonuses based on the results of the bonus plan and each named executive officer’s bonus target percentage. The Compensation Committee discusses and approves the annual cash incentive bonus payments annually, considering the factors stated above.

Individual named executive officers may also receive bonus payments based on individual performance. These bonus levels, in the case of named executive officers other than the Chief Executive Officer, are recommended by the Chief Executive Officer, and in all cases, are established by the Compensation Committee, based on the applicable named executive officer’s level of responsibility and ability to affect the performance of his area of responsibility and the Company’s performance. At the end of each fiscal year, the Compensation Committee may additionally establish individual performance bonus awards for each named executive officer upon recommendation of the Chairman and Chief Executive Officer (for named executive officers other than the Chief Executive Officer), or as separately determined by the Compensation Committee.

The Compensation Committee also believes that it is important to have the flexibility to grant discretionary bonuses if the Company achieves or exceeds one or more specific performance goals, and if the Compensation Committee determines that management’s overall performance during the year merits special financial recognition. Further, the Chief Executive Officer may recommend discretionary bonuses, outside of our annual incentive bonus program, for executive officers (other than himself) to the Compensation Committee when deemed appropriate and provide the Compensation Committee with his rationale for the recommended bonus amounts. The Compensation Committee makes all final decisions as to the compensation of the named executive officers including the award of any discretionary bonuses.

The Compensation Committee has historically selected adjusted EBITDA as the primary performance benchmark for purposes of the annual incentive bonus program, because it believes adjusted EBITDA serves as an appropriate measure of the Company’s operating cash flow and overall financial performance prior to the effects of capital structure, taxes and depreciation policies. However, for fiscal year 2021, EBITDA goals were not pre-established under the annual incentive bonus program due to the unknown impact of the COVID-19 pandemic. Instead, in the second quarter of fiscal year 2021, certain strategic goals and specific financial performance objectives were established for fiscal year 2021. Ultimately, the Compensation Committee selected performance benchmarks for fiscal year 2021 that included success with key strategic initiatives in the areas of credit, retail and e-commerce, compliance with debt covenants, meeting budget reductions for the second half of fiscal year 2021 and maintaining a minimum liquidity of $150 million. While adjusted EBITDA and other benchmarks have been used as the performance criteria for our annual cash incentive bonuses in the past, including last year, due to the impact of COVID-19, our Compensation Committee, as well as our Board and Chief Executive Officer, concluded that these alternative measures of operational performance were more appropriate benchmarks of management performance for the unprecedented year. Given the uncertain business outlook caused by the pandemic-related economic conditions, the Compensation Committee deferred approving these operational benchmarks until its November 2020 meeting, although it began the process of establishing these alternative measures in late summer 2020.

The Compensation Committee determined that payout at 75% percent of the target bonus under the annual cash incentive plan was appropriate as benchmarks were met by management, including maintaining liquidity during the pandemic, successfully launching an asset-backed notes transaction in an aggregate amount of approximately $303 million, completing a tender offer of approximately $85.8 million of its outstanding 7.250% high yield notes to decrease interest expense, and growing the e-commerce business 109.4% year-over-year. The following chart details the threshold, target and maximum annual cash incentive opportunity for fiscal year 2021 for each named executive officer as a percentage of base salary in effect at the end of the year:

Name	Threshold*	Target*	Maximum*
Norman L. Miller	75%	150%	300%
George L. Bchara	50%	100%	200%
Lee A. Wright (1)	50%	100%	200%
Rodney D. Lastinger	37.5%	75%	150%
Mark L. Prior	37.5%	75%	150%

(1)	Mr. Wright’s position of Chief Operating Officer was eliminated effective February 19, 2021, resulting in his departure from the Company.
*	Percentages represent the incentive cash award opportunity as a percentage of the named executive officer’s base salary at the end of fiscal year 2021.

Equity Awards

We use equity awards to complement base salary and short-term cash incentive bonus compensation components provided to our named executive officers and to further align executive pay with the long-term financial performance of the Company. We do not target any set mix of compensation components. Our Compensation Committee reviews the goals of our Company and the status of the markets in which we compete to determine the appropriate combination of short-term and long-term incentive compensation should be structured in order to properly incentivize our executives to best implement both the short-term and long-term elements of our Company strategies. We further believe that stock ownership by our executive officers aligns executive interests with those of our stockholders.

Timing of Equity Awards

Prior to fiscal year 2021, annual equity awards have typically been granted to our named executive officers at the Company’s regular meeting of the Board scheduled for the fourth quarter of each fiscal year. At the beginning of fiscal year 2021, annual equity awards were granted to our named executive officers were during the first quarter of the fiscal year in order to align the annual equity award granting process with the beginning of our fiscal year and industry practice. Off-cycle (non-annual) awards may be made if our Chief Executive Officer and the Compensation Committee deem it appropriate for those not receiving grants on the regular schedule, newly-promoted employees, strategic new hires, or in other special or unique circumstances.

The Compensation Committee may, in its discretion, grant equity awards to the named executive officers from time-to-time, which may include time-based Options, restricted stock, RSUs, and PSUs, as well as other forms of equity awards, pursuant to our 2020 Omnibus Equity Plan. In making any awards, the Compensation Committee will consider:

•	the number of equity awards previously granted to the named executive officer; and

•	the named executive officer’s past and expected future contributions to the Company.

In making long-term incentive compensation decisions, no formal weighting formula is used in deciding award amounts under our equity incentive programs. Our Compensation Committee instead considers each executive’s ability and individual responsibility to directly impact our Company’s overall performance in the long-term and makes equity awards based on considerations for each individual executive.

Fiscal Year 2021 Equity Awards to Named Executive Officers

For fiscal year 2021, the Compensation Committee elected to grant time-based RSUs and performance-based PSUs with vesting based on the attainment of specific stock price targets to our named executive officers. Fifty percent (50%) of the awards were granted in the form of time-based RSUs that vest ratably over the three-year period beginning on the first anniversary of the grant date. The remaining fifty percent (50%) of the award was granted in the form of performance-based PSUs that vest, if at all, at the end of the three-year period following the date of grant based on the attainment of specific stock price targets at the end of the three-year vesting period. The value of the equity awards granted was determined by multiplying each executive’s target annual incentive cash opportunity percentage by their annual salary on the date of grant. The value of the fiscal year 2021 equity awards granted on February 6, 2020 is as follows: Mr. Miller - $1,405,860; Mr. Bchara - $281,174; Mr. Wright - $609,208; Mr. Lastinger - $379,591; and Mr. Prior - $231,974. Additional details regarding the fiscal year 2021 equity awards to our named executive officers are described in the Grant of Plan Based Awards table below.

Certain Fiscal Year 2020 Equity Awards to Named Executive Officers other than the CEO

Effective June 1, 2019, Mr. Wright was promoted to Executive Vice President and Chief Operating Officer and Mr. Bchara was promoted to Executive Vice President and Chief Financial Officer. In connection with their promotions, Mr. Wright and Mr. Bchara received equity grants valued at $674,360 and $311,264, respectively, of which 50% are time based RSUs vesting ratably over three years beginning on the first anniversary of the grant date, and 50% are performance-based PSUs, that will vest, if at all, upon satisfaction of cumulative EBITDA growth performance targets achieved in fiscal years 2021 and 2022. In addition, these PSUs are subject to a modifier based on the Company’s total stockholder return (“TSR”) performance during the vesting period. Vesting levels will be determined after completion of the 30-day period following the end of fiscal year 2022.

Effective June 3, 2019, in connection with his appointment as President of Retail, Mr. Lastinger received an equity grant of $500,010 in the form of time-based RSUs. The RSUs vest ratably over a four-year period beginning on first anniversary of the grant date.

Certain Fiscal Year 2019 Retention Equity Awards to the Chief Executive Officer and Chief Operating Officer

On March 28, 2018, the Compensation Committee approved the grant of retention equity awards to Messrs. Miller and Wright. The primary purpose of the equity awards were, at the time of grant, to maintain the continuity of the highly successful leadership under our Chief Executive Officer and our former Chief Financial Officer, who became our Chief Operating Officer, and to ensure their retention over the next three to four years (i.e. through fiscal year 2023). Additionally, the purpose of the retention equity grants was to ensure that they continue to focus on achieving the Company’s long-term goals in growing a sustainable business model and in creating stockholder value. We further believe that increased potential equity ownership by Messrs. Miller and Wright would align our executives’ interests with those of our stockholders.

Specifically, the Compensation Committee granted a retention equity award to Mr. Miller of 500,000 time-based Options, vesting ratably over two years as follows: 250,000 Options vesting on March 28, 2021 (fiscal year 2022), and 250,000 Options vesting on March 28, 2022 (fiscal year 2023). In addition, the Compensation Committee granted a retention equity award to Mr. Wright of 77,280 time-based RSUs and 120,166 Options. The RSUs and Options vest ratably in two equal installments with 38,640 RSUs and 60,083 Options vesting on March 28, 2021 (fiscal year 2022), and the same number of RSUs and Options vesting on March 28, 2022 (fiscal year 2023). The Options granted to Messrs. Miller and Wright are exercisable at the strike price of $32.35, the Company’s closing stock price on the date of these awards.

Health, Retirement, Perquisites and Other Benefits

Our named executive officers are eligible to participate in the same retirement and other health and welfare benefit plans, including medical, dental, vision, long-term and short-term disability, life insurance, employee discount, and in the Company’s employee stock purchase plan, in each case on the same basis as our other eligible employees.

Stock Ownership Guidelines

In August 2011, our Board of Directors adopted stock ownership guidelines for our named executive officers to align their interests more closely with the interests of our stockholders. During fiscal year 2015, the Compensation Committee increased the stock ownership guidelines for our Chief Executive Officer and other named executive officers. Under these guidelines, within five years from the date of hire, the Company’s Chief Executive Officer is required to own shares of Common Stock with a value equal to at least five times his or her annual base salary, and each other named executive officer is required to own shares of our Common Stock with a value equal to at least four times his or her annual base salary. All beneficially owned shares of Common Stock, including vested options, options that will vest within 60 days and unvested RSUs are counted towards achievement of the ownership requirements. Individuals are required to achieve the applicable level of ownership within five years after first becoming subject to the guidelines. If an individual becomes subject to the stock ownership guidelines or is subject to a greater ownership amount due to promotion or an increase in base salary, the individual is expected to meet the applicable ownership amount within the later of the original period or 12 months from the effective date of the promotion or salary change. If an individual’s ownership level falls below the applicable guideline due solely to a decline in the value of the Common Stock, the individual will not be required to acquire additional shares to meet the guideline, but he or she will be required to retain all shares then held (except for shares withheld to pay withholding taxes or the exercise price of options) until such time as the individual again attains the stock ownership threshold.

As of January 31, 2021, Mr. Miller met the stock ownership guidelines. Messrs. Bchara, Lastinger and Prior continue to make progress towards meeting their ownership threshold. The guidelines no longer apply to Mr. Wright as his position was eliminated as of February 19, 2021, resulting in his departure from the Company.

Clawback Features

Consistent with our 2020 Omnibus Equity Plan, our equity award agreements include clawback features which allow the Company to recoup and clawback compensation, payments, equity grants, equity vesting and any other equity payments pursuant to a Company plan in the event of the recipient’s termination for cause or violation of plan terms, and to the extent necessary to comply with the requirements of any applicable law, including but not limited to, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Section 304 of the Sarbanes-Oxley Act of 2002, any Securities and Exchange Commission rule, and any implementing rules and regulations thereunder.

Prohibition on Hedging and Pledging

The Company’s insider trading policy, a copy of which is available on our website at www.conns.com under “Investor Relations – Corporate Governance”, restricts all officers, directors and certain employees from engaging in any of the following activities with respect to the securities of the Company:

•	Purchases on margin (where money is borrowed to make the purchase);

•	Short sales;

•	Buying or selling puts or calls;

•

Hedging or monetization transactions, such as zero-cost collars and forward sale contracts, that allow an employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential upside appreciation in the stock; or

•	Holding Company securities in a margin account or pledging Company securities as collateral for a loan without adequate financial resources to prevent a forced sale.

To the Company’s knowledge, none of our officers or directors have entered into any hedging transactions with respect to our Common Stock, nor have they pledged any Common Stock to secure any personal indebtedness or deposited Company stock into any margin account. To the Company’s knowledge, none of our officers or directors have entered into any of the foregoing restricted transactions.

Other Compensation

We provide our named executive officers with limited perquisites and other benefits, as reflected in the All Other Compensation column in the “Summary Compensation Table” below, which the Compensation Committee believes are reasonable, competitive and consistent with the objectives of our executive compensation program.

Employment and Related Agreements

Certain of the named executive officers have entered into Executive Severance Agreements with the Company and others are party to the Company’s Amended and Restated Executive Severance Plan adopted in September 2020, the material terms of which are explained in more detail under the section “Termination of Employment and Change of Control Arrangements” below.

Tax Implications of Our Compensation Policies

Section 162(m) of the Internal Revenue Code (Code) places a limit of $1,000,000 on the amount of compensation that we may deduct in any given year with respect to the CEO and certain of our other most highly paid executive officers. There was an exception to the $1,000,000 limitation prior to calendar year 2018 for performance-based compensation meeting certain requirements. Our Options and PSUs generally are performance-based compensation for these purposes and, as such, were typically fully deductible. Performance-based cash bonus compensation awards under our Management Incentive Compensation Program were also possibly tax deductible. Our annual base salary and time-based restricted stock units are generally subject to the Section 162(m) deduction limitations. As a result of the Tax Cut and Jobs Act, the performance-based exception to Section 162(m) has been eliminated, resulting in the foregoing performance compensation in excess of $1,000,000 in calendar year 2018 or later generally not being deductible for the Company, subject to the transition rule for plans and agreements in place on November 2, 2017. To maintain flexibility in compensating executive officers in view of the overall objectives of our compensation program, the Compensation Committee has not adopted a policy requiring that all compensation be tax deductible.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with the Company’s management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for fiscal year 2021 and the Company’s 2021 Proxy Statement on Schedule 14A related to the 2021 annual meeting, for filing with the SEC.

Compensation Committee:

Bob L. Martin (Chair)
William (David) Schofman
James H. Haworth

Summary Compensation Table

Name	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Norman L. Miller	2021	$942,308	—	$1,405,860	—	$1,125,000	$12,000	$3,485,168
President, Chief Executive Officer and Chairman of the Board	2020	$1,000,000	—	—	—	—	$43,158	$1,043,158
	2019	$987,500	—	—	$10,418,952	$3,000,000	$37,773	$14,444,225
George L. Bchara(7)	2021	$419,038	—	$281,174	—	$356,250	—	$1,056,462
Executive Vice President and Chief Financial Officer	2020	$375,000	—	$311,264	—	—	$11,200	$697,464
Lee A. Wright	2021	$620,000	$400,000	$609,208	—	—	—	$1,629,208
Executive Vice President and Chief Operating Officer	2020	$633,333	—	$674,360	—	—	$37,990	$1,345,683
	2019	$591,667	—	$2,500,000	$2,504,005	$1,200,000	$23,354	$6,819,026
Rodney D. Lastinger(7)	2021	$515,077	—	$379,591	—	$303,750	—	$1,198,418
President, Retail	2020	$353,077	—	$500,011	—	—	$22,626	$875,714
Mark L. Prior (7)	2021	$332,269	—	$231,974	—	$205,313	—	$769,556
Vice President and General Counsel

(1)

Salary paid in fiscal year 2021 reflects a temporary 12-week reduction in base salary of 25% for Mr. Miller and 20% for Messrs. Bchara, Wright, Lastinger and Prior as well as the following increases in base salary effective July 26, 2020: Mr. Bchara – base salary increased from $400,000 to $475,000, and Mr. Prior – base salary increased from $330,000 to $365,000.

Salary paid in fiscal year 2020 reflects the following increases in base salary effective June 1, 2019: Mr. Bchara – base salary increased from $325,000 to $400,000 in connection with his promotion to Chief Financial Officer, and Mr. Wright – base salary increased from $600,000 to $650,000 in connection with his promotion to Chief Operating Officer. Mr. Lastinger’s base salary represents the pro-rata portion of his annual base salary ($540,000) paid in fiscal year 2020 based on his commencement of employment on June 3, 2019.

(2)

Bonus amounts paid to the named executive officers upon the achievement of pre-established Company goals appear in the “Non-Equity Incentive Plan Compensation” column. Represents Mr. Wright’s employment through fiscal year 2021 and the amount paid to him as severance benefits pursuant to his employment agreement and termination of employment without cause.

(3)

Represents aggregate grant date fair value of restricted stock units granted during the year in accordance with FASB ASC Topic 718, “Compensation-Stock Compensation”, which may be greater or less than the value that the named executive officer realizes upon vesting of the awards. Information regarding the assumptions used in calculating the fair value under FASB ASC Topic 718 can be found in Notes 1 and 9 to the financial statements contained in the Company’s Annual Report on Form 10-K for fiscal year 2021.

For fiscal year 2021, represents the value of the following RSUs and PSUs granted: Mr. Miller – 78,452 RSUs and 78,452 PSUs, Mr. Bchara – 15,691 RSUs and 15,690 PSUs, Mr. Wright – 33,996 RSUs and 33,996 PSUs, Mr. Lastinger – 21,183 RSUs and 21,182 PSUs, and Mr. Prior – 12,945 RSUs and 12,945 PSUs. The RSUs vest ratably over the three-year period beginning on the first anniversary of the grant date. The PSUs vest, if at all, at the end of the three-year period following the date of grant based on the attainment of specific stock price targets at the end of the three-year vesting period. The fiscal year 2021 annual equity awards are discussed in more detail under “Compensation Discussion and Analysis.”

For fiscal year 2020, represents the value of the following RSUs and PSUs granted to Messrs. Bchara, and Wright: Mr. Bchara – 6,894 RSUs and 6,894 PSUs, and Mr. Wright – 14,936 RSUs and 14,936 PSUs. Messrs. Bchara and Wright’s awards were granted in connection with their promotions during fiscal year 2020 and are discussed in more detail under “Compensation Discussion and Analysis”. The RSUs granted to Messrs. Bchara and Wright vest ratably over a 3-year period beginning on the first anniversary of the grant date. The PSUs vest, if at all, upon satisfaction of cumulative EBITDA growth and TSR performance targets achieved in fiscal years 2021 and 2022. Mr. Lastinger received a grant of 30,563 RSUs on June 3, 2019 in connection with his commencement of employment. Mr. Lastinger’s grant vests ratably over a 4-year period beginning on the first anniversary of the grant date.

In fiscal year 2019, Mr. Wright received a grant of 77,280 RSUs on March 28, 2018 that vests ratably over a 2-year period beginning on March 28, 2021. Mr. Wright’s award was granted for retention purposes and is discussed in more detail under “Compensation Discussion and Analysis.”

(4)

Represents aggregate grant date fair value of awards granted during the year in accordance with FASB ASC Topic 718, “Compensation-Stock Compensation,” which may be greater or less than the value that the named executive officer realizes upon vesting of the options. In fiscal year 2019, Messrs. Miller and Wright received the following grants of nonqualified stock options on March 28, 2018: Mr. Miller – 500,000 options and Mr. Wright – 120,166 options. The options have an exercise price of $32.35 and vest in two equal installments on March 28, 2021 and March 28, 2022. Messrs. Miller and Wright’s awards were granted for retention purposes and are discussed in more detail under “Compensation Discussion and Analysis.”

(5)

Represents amounts paid under the annual cash incentive plan for achievement of specified critical business objectives established for fiscal year 2021, as discussed above in more detail under “Compensation Discussion and Analysis.”

For fiscal year 2020, the Company did not achieve the pre-determined adjusted EBITDA goals established by the Compensation Committee for the annual cash incentive plan; therefore, no cash incentive bonuses were paid.

For fiscal year 2019, represents amounts paid to the named executive officers under the annual cash incentive Plan as a result of achievement of pre-determined adjusted EBITDA based company performance goals.

(6)	All Other Compensation for fiscal year 2021 consists of an automobile allowance for Mr. Miller in the amount of $12,000.
(7)

With respect to Mr. Bchara, information is not included for fiscal year 2019 because he was not a named executive officer. With respect to Mr. Lastinger, information is not included for fiscal year 2019 because he joined the Company during fiscal year 2020. With respect to Mr. Prior, information is not included for fiscal years 2019 and 2020 because he was not a named executive officer.

Grants of Plan-Based Awards

Name	Grant Type	Grant Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)	Threshold (#)(2)	Target (#)(2)	Maximum (#)(2)	All Other Stock Awards; Number of Shares of Stock or Stock Units (#)(3)	All Other Option Awards; Number of Securities Under-Lying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Norman L. Miller	Annual Cash Incentive	N/A	$750,000	$1,500,000	$3,000,000	—	—	—	—	—	—	—
	Time Based RSUs	2/6/2020	—	—	—	—	—	—	78,452	—	—	$750,001
	Performance Based RSUs	2/6/2020	—	—	—	39,226	78,452	117,678	—	—	—	$655,859

George L. Bchara	Annual Cash Incentive	N/A	$237,500	$475,000	$950,000	—	—	—	—	—	—	—
	Time Based RSUs	2/6/2020	—	—	—	—	—	—	15,691	—	—	$150,006
	Performance Based RSUs	2/6/2020	—	—	—	7,845	15,690	23,535	—	—	—	$131,168

Lee A. Wright	Annual Cash Incentive	N/A	$325,000	$650,000	$1,300,000	—	—	—	—	—	—	—
	Time Based RSUs	2/6/2020	—	—	—	—	—	—	33,996	—	—	$325,002
	Performance Based RSUs	2/6/2020	—	—	—	16,998	33,996	50,994	—	—	—	$284,207

Rodney D. Lastinger	Annual Cash Incentive	N/A	$202,500	$405,000	$810,000	—	—	—	—	—	—	—
	Time Based RSUs	2/6/2020	—	—	—	—	—	—	21,183	—	—	$202,509
	Performance Based RSUs	2/6/2020	—	—	—	10,591	21,182	31,773	—	—	—	$177,082

Mark L. Prior	Annual Cash Incentive	N/A	$136,875	$273,750	$547,500	—	—	—	—	—	—	—
	Time Based RSUs	2/6/2020	—	—	—	—	—	—	12,945	—	—	$123,754
	Performance Based RSUs	2/6/2020	—	—	—	6,473	12,945	19,418	—	—	—	$108,220

(1)

Represents fiscal year 2021 award opportunities under the Company’s annual cash incentive plan. The Company achieved specified critical business objectives established for fiscal year 2021 in light of the COVID-19 pandemic. Actual annual cash incentive awards paid to the named executive officers are reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” and are discussed on more detail under “Compensation Discussion and Analysis.”

(2)

Represents the threshold (50% of target), target and maximum (150% of target) number of PSUs granted that may vest, if at all, at the end of the three-year period following the date of grant based on the attainment of specific stock price targets at the end of the three-year vesting period. The maximum number of PSUs that can vest is 150% of the target number of units granted. In connection with Mr. Wright’s departure from the Company, the PSUs granted to Mr. Wright will vest or be forfeited, subject to attainment of the performance goals thereunder, at the end of the 18-month period following his termination of employment on February 19, 2021.

(3)

Represents RSUs granted in fiscal year 2021. The RSUs granted to Messrs. Miller, Bchara, Lastinger and Prior vest ratably over the 3-year period beginning on February 6, 2021. The RSUs granted to Mr. Wright were granted on the same terms as the awards to Messrs. Miller, Bchara, Lastinger and Prior. In connection with Mr. Wright’s departure from the Company, a portion of the RSUs granted to Mr. Wright will vest during the 18-month period following his termination of employment on February 19, 2021, and the remainder of the RSUs will be forfeited at the end of the 18-month period.

(4)

The amounts in the “Grant Date Fair Value of Stock and Option Awards” column were determined in accordance with FASB ASC Topic 718, which may be greater or less than the value than the respective named executive officer realizes upon the vesting of the time-based RSUs and/or PSUs. Information regarding the assumptions used in calculating the fair value under FASB ASC Topic 718 can be found in Notes 1 and 9 to the financial statements contained in the Company’s Annual Report on Form 10-K for fiscal year 2021.

Outstanding Equity Awards at Fiscal Year End 2021

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options - Exercisable (#)	Number of Securities Underlying Unexercised Options - UnExercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Norman L. Miller	1/2/2017	33,333				$12.65	1/2/2027
	1/2/2017	33,333				$18.98	1/2/2027
	1/2/2017	33,334				$25.30	1/2/2027
	3/28/2018	0	250,000	(2)		$32.35	3/28/2028
	3/28/2018	0	250,000	(2)		$32.35	3/28/2028
	2/6/2020							78,452	$1,234,050	(3)	78,452	$1,234,050	(4)

George L. Bchara	5/29/2019							4,596	$72,295	(5)	6,894	$108,443	(6)
	2/6/2020							15,691	$246,819	(3)	15,690	$246,804	(4)

Lee A. Wright	3/28/2018	0	120,166	(7)		$32.35	3/29/2028	77,280	$1,215,614	(8)
	5/29/2019							9,957	$156,624	(5)	14,936	$234,943	(6)
	2/6/2020							33,996	$534,757	(3)	33,996	$534,757	(4)

Rodney D. Lastinger	6/3/2019							22,923	$360,579	(9)
	2/6/2020							21,183	$333,209	(3)	21,182	$333,193	(4)

Mark L. Prior	7/14/2016							4,044	$63,612	(10)
	2/6/2020							12,945	$203,625	(3)	12,945	$203,625	(4)

(1)	Values of awards that are unvested or not earned at the end of fiscal year 2021 are based on our closing stock price on January 29, 2021 of $15.73.
(2)	Fifty percent of unvested stock options vest on March 28, 2021 and the remaining 50% vest on March 28, 2022.
(3)	One-third of RSUs vest on February 6, 2021, one-third vest on February 6, 2022 and one-third vest on February 6, 2023.
(4)

Represents target number and the value of PSUs that will vest, if at all, following the end of fiscal year 2023 (January 31, 2023), based on our closing stock price on January 29, 2021 of $15.73. Vesting is contingent upon achievement of specific stock price targets at the end of the three-year vesting period. PSUs may vest at up to 150% of target.

(5)	Fifty percent of RSUs vest on May 29, 2021 and fifty percent vest on May 29, 2022.
(6)

Represents target number and the value of PSUs that will vest, if at all, following the end of fiscal year 2022 (January 31, 2022), based on our closing stock price on January 29, 2021 of $15.73. Vesting is contingent upon achievement of cumulative EBITDA and TSR performance conditions over the 2021 and 2022 fiscal years.

(7)	Fifty percent of unvested stock options vest on March 28, 2021 and the remaining 50% vest on March 28, 2022.
(8)	Fifty percent of RSUs vest on March 28, 2021 and the remaining 50% vest on March 28, 2022
(9)	One-third of RSUs vest on June 3, 2021, one-third vest on June 3, 2022 and one-third vest on June 3, 2023.
(10)	RSUs vest on July 14, 2021.

Option Exercises and Stock Vested in Fiscal Year 2021

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Exercise (#)	Value Realized on Vesting ($)
Norman L. Miller	—	—	304,916	$1,885,548
George L. Bchara	—	—	38,445	$254,122
Lee A. Wright	—	—	98,538	$656,764
Rodney D Lastinger	—	—	7,640	$63,641
Mark L. Prior	—	—	29,240	$210,871

TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

On September 2, 2020, the Board of Directors, upon the recommendation of the Compensation Committee, adopted the Amended and Restated Executive Severance Plan (the “Severance Plan”). Participation in the Severance Plan is limited to officers of the Company with a title of Vice President or more senior, and other employees who are designated by the Committee, provided that no person or officer who is otherwise party to an individual agreement with the Company providing for severance benefits (“Agreement”) may participate in the Severance Plan. The Severance Plan provides that any employee who has entered into an individual Executives Agreement with the Company prior to the adoption of the Severance Plan may make an election within 30 days of the effective date of the Severance Plan, to rescind and terminate their individual Agreement and elect to participate in the Severance Plan.

We have entered into Agreements with Messrs. Miller, Wright and Lastinger. The Agreements are designed to (i) provide a level of transition assistance in the event of certain terminations of employment with the goal of keeping the subject named executive officers focused on our business rather than their personal circumstances, and (ii) encourage the subject named executive officers to continue to devote their full attention to the business of the Company in the event of a potential change in control to allow for a smooth transition. The Compensation Committee believes the Agreements promote the objectives of the Company and align with the interests of our stockholders by encouraging continuity of leadership in termination or change in control situations. Mr. Lastinger elected, on September  16, 2020, to rescind and terminate his Agreement with the Company and become a participant in the Severance Plan.

Executive Severance Agreements for Messrs. Miller and Wright

The term of each Agreement is for one year and automatically renews for successive one-year periods unless terminated by the Company upon prior written notice to the subject named executive officer. If the subject named executive officer is involuntarily terminated without cause (as defined below) or if the subject named executive officer voluntarily terminates their employment for good reason (as defined below), then (i) the executive will receive salary continuation payments (at the rate in effect on the day before such termination) for a specified number of months following termination (24 months for Mr. Miller and 18 months for Mr. Wright) (the “Severance Period”), (ii) the executive will receive continuation coverage during the Severance Period under the Company’s medical, dental, life, disability and other welfare benefit plans, and (iii) for all awards held by the executive under any of our equity plans will continue to vest and, if applicable, be exercisable during the Severance Period as if the executive had continued their employment for the duration of the Severance Period.

Under the Agreements, “cause” is defined as (i) behavior of the subject executive that is adverse to the Company’s interests, (ii) the subject executive’s dishonesty, criminal charge or conviction, grossly negligent misconduct, willful misconduct, acts of bad faith, or neglect of duty or (iii) the subject executive’s material breach of the Agreement.

Under the Agreements, “good reason” means, without the subject executive’s express written consent, (i) the material diminution of the subject executive’s title, duties, authority or responsibilities relative to the subject executive’s duties, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to the subject executive of such reduced duties, authority or responsibilities, (ii) a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the subject executive immediately prior to such reduction, (iii) a material reduction of the subject executive’s base salary or annual bonus opportunity, each as in effect as of the effective date of the Agreement, (iv) a material reduction in the kind or level of employee benefits, including additional bonus opportunities, to which the subject executive was entitled immediately prior to such reduction with the result that the subject executive’s overall benefits package is significantly reduced, (v) upon a change of control (as defined below), the failure of the Company to obtain the assumption of the Agreement by the successor, (vi) upon a change of control, the transfer of the subject executive’s principal place of employment to a location that is more than 100 miles from the subject executive’s principal place of employment immediately prior to the change of control, or (vii) any act or set of facts or circumstances that would, under case law or statute, constitute a constructive termination of the subject executive, provided, in each case, that the subject executive terminates employment within 60 days of the occurrence of such circumstances.

The Agreements provide that if, during the period beginning one year prior to a change of control (as defined below) and ending one year following the change in control, the executive is terminated without cause (as defined above) or if the executive voluntarily terminates their employment for good reason (as defined above), then the executive will receive a lump sum severance payment equal to a specified multiple of the executive’s annual base salary (as in effect on the day prior to the date of such termination). Each of Messrs. Miller’s and Wright’s Agreement provide that he will receive a lump sum severance payment equal to three times base salary. The Agreements also provide that following termination of employment during the period described above, the executive is eligible to enroll in continued coverage under the Company’s medical, dental, life, disability and other welfare benefit plans under COBRA. The Agreements further provide that each executive will receive a lump sum cash payment equal to the amount that the Company would have paid for such executive’s coverage for a specified time period. Mr. Miller will receive a lump sum cash payment equal to 24-times the portion of the monthly premium that would have been paid by the Company for the same level of health and dental coverage he had in effect immediately prior to such termination and Mr. Wright’s payment is based on the cost the Company would have paid for coverage for an 18-month period. Mr. Miller’s Agreement provides that all outstanding equity awards granted will immediately vest on the later of the date of termination or the date of the change of control, and if applicable, these equity awards will continue to be exercisable for 24 months following his termination as if he had remained an employee of the Company. Mr. Wright’s Agreement provides that all equity awards will immediately vest on the later of the date of termination or the date of the change of control, and if applicable, these equity awards will continue to be exercisable for 18 months following termination as if he had remained an employee of the Company.

The Agreements define a “change of control” as (i) a person acquiring 35% or more of the voting power of the Company, (ii) a change in the composition of our Board of Directors during any 12-month period as a result of which less than a majority of the directors are “incumbent directors” (as defined in each Agreement), (iii) a merger or consolidation of the Company (unless it still controls a majority of the voting stock), (iv) a complete liquidation or dissolution of the Company, or (v) a sale, disposition, lease, or exchange of all or substantially all of the Company’s assets or of one of the significant operating divisions, including the retail and credit segment.

By entering into their respective Agreements, each of the subject executives agreed to be subject to and bound by the confidentiality, non-compete, non-disclosure and non-solicitation provisions therein.

The Agreements also provide that if payments that are triggered by a change of control would be subject to an excise tax under Section 4999 of the Internal Revenue Code, as amended, then the payments either (i) would be reduced by the amount needed to avoid triggering the excise tax or (ii) would not be reduced, depending on which alternative left the subject executive in the best after-tax position.

Messrs. Bchara, Lastinger and Prior are participants in the Severance Plan. Messrs. Bchara, Lastinger and Prior are eligible to receive salary continuation payments for a specified number of months (the “Severance Period”), if the participant is terminated for any reason other than (i) resignation from employment, other than for good reason, (ii) cause (as defined in the Severance Plan), (iii) death or (iv) disability (as defined in the Severance Plan). The Severance Period for Mr. Bchara is 18-months, and the Severance Period for Messrs. Lastinger and Prior is 12-months. In addition to the continued salary payments, Messrs. Bchara, Lastinger and Prior (and their eligible dependents) will also be entitled to receive continued coverage under the Company’s group health plan during the Severance Period at the same cost paid by active employees.

In the event that the termination of employment described above is in connection with a change in control (as defined in the Severance Plan), the Severance Period will increase to 24-months for Messrs. Bchara and Lastinger and to 18-months for Mr. Prior. Additionally, the cash severance will be paid in the form of a lump sum rather than as salary continuation payments and will be calculated based on the terminated participant’s annual cash compensation (sum of base salary and target bonus) in effect at the time of termination. The terminated participant will also be entitled to a pro rata annual cash incentive bonus, calculated at target, if employment is terminated in connection with a change in control. The Severance Plan also provides for the accelerated vesting of all equity awards in connection with a change in control.

The Severance Plan may be amended or terminated by the Compensation Committee at any time; provided, however, that (i) no amendment materially adverse to any Severance Plan participant will be effective without such participant’s written consent until one year after its adoption, and (ii) termination of the Severance Plan will not be effective until one year following Compensation Committee or other corporate action authorizing termination of the Severance Plan.

The following table provides the quantitative disclosure of the severance and change of control payments that would be made to our named executive officers assuming the applicable payment event occurred on January 31, 2021:

Fiscal Year 2021 Potential Payments Upon Termination or Change in Control

Named Executive Officer	Benefit	Voluntary Resignation or Retirement ($)	Voluntary Termination for Good Reason ($)	Involuntary Termination without Cause ($)	Voluntary Termination for Good Reason in Connection with a Change in Control ($)(6)	Involuntary Termination in Connection with a Change in Control ($)(6)	Termination as a Result of Death($)
Norman L. Miller	Stock Options (1)	$102,666	$102,666	$102,666	$102,666	$102,666	$102,666
	Restricted Stock Units (2)	—	822,695	822,695	1,234,050	1,234,050	—
	Performance-Based RSUs (3)	—	0	0	1,234,050	1,234,050	—
	Cash Severance (4)	—	2,000,000	2,000,000	3,000,000	3,000,000	—
	Welfare Benefits (5)	—	28,366	28,366	28,366	28,366	1,010,000
	Totals	$102,666	$2,953,727	$2,953,727	$5,599,132	$5,599,132	$1,112,666

George L. Bchara	Stock Options	—	—	—	—	—	—
	Restricted Stock Units (2)	—	—	—	319,115	319,115	—
	Performance-Based RSUs (3)	—	—	—	355,246	355,246	—
	Cash Severance (4)	—	712,500	712,500	1,900,000	1,900,000	—
	Pro rata Bonus (7)	—	—	—	475,000	475,000	—
	Welfare Benefits (5)	—	5,990	5,990	7,986	7,986	10,000
	Totals	$0	$718,490	$718,490	$3,057,347	$3,057,347	$10,000

Lee A. Wright	Stock Options (1)	0	0	0	0	0	0
	Restricted Stock Units (2)	—	1,728,743	1,728,743	1,906,995	1,906,995	—
	Performance-Based RSUs (3)	—	234,943	234,943	769,700	769,700	—
	Cash Severance (4)	—	975,000	975,000	1,950,000	1,950,000	—
	Welfare Benefits (6)	—	20,532	20,532	20,532	20,532	10,000
	Totals	$0	$2,959,218	$2,959,218	$4,647,227	$4,647,227	$10,000

Rodney D. Lastinger	Stock Options	—	—	—	—	—	—
	Restricted Stock Units (2)	—	—	—	693,787	693,787	—
	Performance-Based RSUs (3)	—	—	—	333,193	333,193	—
	Cash Severance (4)	—	540,000	540,000	1,890,000	1,890,000	—
	Pro rata Bonus (7)	—	—	—	405,000	405,000	—
	Welfare Benefits (5)	—	13,583	13,583	27,166	27,166	760,000
	Totals	$0	$553,583	$553,583	$3,349,147	$3,349,147	$760,000

Mark L. Prior	Stock Options	—	—	—	—	—	—
	Restricted Stock Units (2)	—	—	—	267,237	267,237	—
	Performance-Based RSUs (3)	—	—	—	203,625	203,625	—
	Cash Severance (4)	—	365,000	365,000	958,125	958,125	—
	Pro rata Bonus (7)	—	—	—	273,750	273,750	—
	Welfare Benefits (5)	—	13,688	13,688	20,532	20,532	10,000
	Totals	$0	$378,688	$378,688	$1,723,269	$1,723,269	$10,000

(1)

Represents the value (spread) of stock options based on the Company’s closing stock price at the end of fiscal year 2021 of $15.73. For terminations due to voluntary resignation, retirement or death, represents the value of stock options vested as of January 31, 2021. For voluntary terminations for good reason or involuntary terminations without cause, also includes the value of stock options that will continue to vest during the Severance Period for Messrs. Miller and Wright, as described above, based on the Company’s closing stock price at the end of fiscal year 2021 of $15.73. For change in control related terminations, includes the value of all stock options based on the Company’s closing stock price at the end of fiscal year 2021 as vesting of options will accelerate as provided in the Agreements.

(2)

For voluntary terminations for good reason or involuntary terminations without cause, represents the value of RSUs that will continue to vest during the Severance Period for Messrs. Miller and Wright, as described above, based on the Company’s closing stock price at the end of fiscal year 2021 of $15.73. For change in control related terminations, includes the value of all RSUs based on the Company’s closing stock price at the end of fiscal year 2021 as vesting of RSUs will accelerate in connection with a change in control related termination of employment either in accordance with the Agreements or the Severance Plan.

(3)

For change in control related terminations, includes the value of all PSUs at target level, based on the Company’s closing stock price at the end of the fiscal year 2021 of $15.73 as vesting of PSUs will accelerate in connection with a change in control related termination of employment either in accordance with the Agreements or the Severance Plan as described above.

(4)

For voluntary terminations for good reason and involuntary terminations without cause, represents the salary continuation payable to Mr. Miller (24-months’ salary), Messrs. Bchara and Wright (18-months’ salary) and Messrs. Lastinger and Prior (12-months’ salary). For change in control related terminations, represents the cash lump sum severance payable to Messrs. Miller, and Wright (36-months’ salary), Messrs. Bchara and Lastinger (24-months’ base salary plus target bonus) and Mr. Prior (18-months’ base salary plus target bonus).

(5)

For voluntary terminations for good reason, and involuntary terminations without cause, represents the cost to continue Company paid welfare benefits for Mr. Miller for a period of 24-months, for Messrs. Bchara and Wright for a period of 18-months and for Messrs. Lastinger and Prior for a period of 12-months. For change in control related terminations, represents the cost to continue Company paid welfare benefits for Messrs. Miller, Lastinger and Bchara for a period of 24-months, for Messrs. Wright and Prior for a period of 18-months.

For terminations as a result of death, represents the value of group term life insurance currently in place for the named executive officers. An additional payment of $510,000 is payable to Messrs. Miller and Lastinger’s named beneficiaries in connection with termination of employment as a result of accidental death.

(6)

The amounts reported are the maximum amounts and do not reflect any potential cutbacks triggered by application of Section 280G of the Internal Revenue Code under the terms of the Agreement described above.

(7)	Represents the pro rata bonus amounts payable to Messrs. Bchara, Lastinger and Prior under the Severance Plan in the event of a change in control on the last day of the fiscal year.

Indemnification Arrangements

As permitted by the Delaware General Corporation Law, we have adopted provisions in our Certificate of Incorporation and Bylaws that provide for the indemnification of our directors and certain executive officers, to the fullest extent permitted by applicable law. These provisions, among other things, provide for the indemnification of each of our directors and certain officers for certain expenses, including judgments, fines and amounts paid in settling or otherwise disposing of actions or threatened actions, incurred by reason of the fact that such person was a director or officer of the Company or of any other corporation which such person served in any capacity at the request of the Company.

In addition, we have entered into indemnification agreements with each of our directors pursuant to which we will indemnify them against judgments, claims, damages, losses and expenses incurred as a result of the fact that any director, in their capacity as a director, is made or threatened to be made a party to any suit or proceeding. The indemnification agreements also provide for the advancement of certain expenses (such as attorney’s fees, witness fees, damages, judgments, fines and settlement costs) to our directors in connection with any such suit or proceeding.

We maintain a directors’ and officers’ liability insurance policy to insure our directors and officers against certain losses resulting from acts committed by them in their capacities as our directors and officers, including liabilities arising under the Securities Act of 1933, as amended.

CEO Pay Ratio Disclosure

We are providing the following disclosure about the relationship of the annual total compensation of our employees to the annual total compensation of Norman Miller, our CEO, for fiscal year 2021.

Our CEO to median employee pay ratio was calculated in accordance with Item 402(u) of Regulation S-K. We identified the median employee by examining 2020 W-2 earnings for all individuals, excluding our CEO, who were employed by us on December 31, 2020, the last day of our payroll year. We had approximately 4,144 employees on that date. We included all employees in the foregoing count, whether employed on a full-time or part-time basis. For those full and part-time associates with less than one year of service and not in temporary or seasonal roles, we annualized W-2 earnings for comparison purposes.

After identifying the median employee based on W-2 earnings, we calculated annual total compensation of the median employee, in accordance with Item 402(c)(2)(x) of Regulation S-K, as required pursuant to the SEC executive compensation disclosure rules.

The pay ratio is 133:1 for fiscal year 2021. The calculation is based on median annual total compensation of all employees, other than our CEO, of $26,264 and our CEO’s annual total compensation of $3,485,168.

CORPORATE GOVERNANCE

Corporate Governance Policies and Procedures

The Company believes that sound corporate governance practices are essential to maintain the trust of our stockholders, customers, employees and other stakeholders. We believe we operate under governance practices that are transparent, up-to-date and appropriate for our industry. The following materials are related to our corporate governance and related matters:

•	Audit Committee Charter

•	Compensation Committee Charter

•	Nominating and Corporate Governance Committee Charter

•	Credit Risk Committee Charter

•	Compliance Committee Charter

•	Code of Business Conduct and Ethics for Employees

•	Code of Ethics for the Chief Executive Officer, President and Senior Financial Professionals

•	Code of Business Conduct and Ethics for Members of the Board of Directors

•	Whistle Blower Policy

•	Corporate Governance Guidelines

•	Amended and Restated Insider Trading Policy

Each of the aforementioned is available on the Company’s website www.conns.com under “Investor Relations – Corporate Governance.” There were no amendments to, or waivers from, any of our Codes of Business Conduct for any of our named executive officers during fiscal 2021.

Lead Independent Director

Our Board of Directors determined at its meeting held in August 2012 that our interests would be better served by the designation and appointment of a lead independent director, and appointed Mr. Bob Martin to serve in that capacity until his successor is appointed. The lead independent director is responsible for coordinating the activities of the independent directors of the Board of Directors and shall perform such other duties and assume such other responsibilities as the Board may determine. Certain of the specific responsibilities of the lead independent director are to:

•	Act as the principal liaison between the independent directors and the Chairman of the Board;

•	Develop the agenda for and preside at executive sessions of the independent directors;

•	Approve with the Chairman of the Board the agenda for Board and committee meetings and the need for special meetings of the Board;

•

Advise the Chairman of the Board as to the quality, quantity and timeliness of the information submitted by the Company’s management that is necessary or appropriate for the independent directors to effectively and responsibly perform their duties;

•	Recommend to the Board the retention of advisors and consultants who report directly to the Board;

•	Interview, along with the chair of the Nominating and Corporate Governance Committee, all Board candidates and make recommendations to the Nominating and Corporate Governance Committee;

•	Assist the Board and Company officers in better ensuring compliance with and implementation of the Corporate Governance Guidelines;

•	Serve as Chairman of the Board when the Chairman is not present; and

•	Serve as a liaison for consultation and communication with stockholders.

In March 2021, the independent members of the Board re-appointed Mr. Bob Martin as the Lead Independent Director. Mr. Bob Martin has significant Board experience and has served on the Company’s Board since 2003 and on other public company boards, as well as serving as the Chair of the Nominating and Corporate Governance Committee and Chair of the Compensation Committee. Mr. Bob Martin serves as a liaison between Mr. Miller and the other independent directors, and his longevity on the Board enhances this leadership role and provides for continuity among the non-employee directors.

Separation of Chairman of the Board and Chief Executive Officer

The Board has determined that the most appropriate form of leadership for the Board of Directors currently is for the CEO, who is responsible for the day-to-day operations of the Company, to serve as Chairman, with strong and independent oversight by the Lead Independent Director and the other non-management directors. The Board of Directors appointed Mr. Miller as Chairman of the Board in May 2016. As discussed above under the section “Corporate Governance - Lead Independent Director,” the independent directors have re-appointed Mr. Bob Martin as the Lead Independent Director.

The Board believes that the combined role promotes a unified direction and leadership for the Board and gives a single, clear focus for the chain of command for our organization, strategy and business plans. In addition, the Board believes that the combined position enables decisive leadership, ensures clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to our stockholders, employees and customers. However, the Board does not have a fixed policy regarding the separation of the offices of Chairman of the Board and the Chief Executive Officer and believes that it should maintain the flexibility to select the Chairman of the Board and its Board leadership structure, from time to time, based on the criteria that it deems to be in the best interests of the Company and its stockholders.

Risk Oversight

The Board is actively involved in oversight of risks that could affect the Company. Management is responsible for the day-to-day management of risks we face, while the Board, as a whole and through its committees, including its Audit Committee, its Credit Risk Committee and its Compliance Committee, has the responsibility for oversight of risk management. The Audit Committee is charged by its charter with the responsibility to review and discuss the Company’s policies and practices with respect to risk assessment and risk management at each of its regularly scheduled meetings, and to report to the Board of Directors various areas of risk, including technology, regulatory, liquidity and operational, that should receive further attention and discussions among the Board of Directors and Company management. The Audit Committee also monitors the effectiveness of the Company’s internal control over financial reporting and legal and regulatory compliance and confers with our independent registered public accounting firm the results of its processes to assess risk in the context of its audit engagement. The Credit Risk Committee provides oversight of the Company’s credit risk and underwriting policies and practices. The Compliance Committee oversees the implementation of its compliance management system and other policies and procedures related to state and federal consumer finance laws governing the Company’s business. Our management presents specifically to the Audit Committee, the Credit Risk Committee and Compliance Committee, and the Board of Directors, as requested, with respect to various areas of risk concerns and management practices relative thereto, including enterprise risk management, which is the subject of oversight by the Audit Committee. Additionally, at various regularly scheduled Audit Committee meetings, our management presents on and discusses a particular area of risk, either independently as a result of its assessment of materiality or at the request of the Audit Committee, in addition to its standard general discussion of enterprise risk management. The Audit Committee works regularly with management in assessing and addressing Company policies’ strengths and weaknesses. The full Board of Directors receives at each regularly scheduled meeting, and more often as necessary, a presentation from management on our operations, including presentations regarding liquidity and credit reports and risks. Upon request by the Board of Directors, representatives of management commit to and do subsequently or simultaneously provide to the Board of Directors additional information, revisions and explanations pertaining to their respective areas of management.

Stockholder Communications with the Board

The Company’s Board of Directors has a process for stockholders and other interested parties to send communications to the Board. Communications should be addressed to the intended recipient or recipients and sent by mail to:

Lead Independent Director

c/o Corporate Secretary

Conn’s, Inc.

2445 Technology Forest Blvd., Building 4, Suite 800, The Woodlands, Texas 77381

generalcounsel@conns.com

Our General Counsel reviews all communications directed to the Audit Committee and the Chairman of the Audit Committee is promptly notified of any significant communications relating to accounting, internal accounting controls, auditing matters or other significant communication. Communications addressed to a named director are promptly sent to the director. Communications directed to the non-management directors are promptly sent to the Lead Independent Director. All communications submitted to the Board or any committee of the Board will be compiled by the Secretary and submitted to the Lead Independent Director on a periodic basis.

All communications received as described above and intended for the Board of Directors, a committee of the Board of Directors, an individual director, or the non-management directors as a group will be relayed to the appropriate directors.

EXECUTIVE OFFICERS

Biographical Information

The Board appoints our executive officers at its meeting immediately following our annual meeting of stockholders. Our executive officers serve at the discretion of the Board and until their successors are elected and qualified or until the earlier of their death, resignation or removal.

The following sets forth certain biographical information regarding our executive officers, as of the record date. Biographical information for Norman L. Miller is included above under the caption “Board of Directors - Board of Director Nominees for 2021 – 2022.”

Name	Age	Position	Length of Service
Norman L. Miller	60	President, Chief Executive Officer and Chairman of the Board	5 years 7 months
George L. Bchara	37	Executive Vice President and Chief Financial Officer	4 years 6 months
Rodney D. Lastinger	41	President – Retail	1 year 10 months
Ryan Nelson	38	Vice President and Chief Accounting Officer	3 years 0 months
Brian A. Daly	50	Vice President and Chief Human Resources Officer	5 years 5 months
Todd F. Renaud	50	Vice President and Chief Information Officer	6 years 8 months
Mark L. Prior	53	Vice President, General Counsel and Secretary	4 years 10 months

George L. Bchara joined the Company as Vice President and Chief Accounting Officer in December 2016. In June 2019, he was promoted to Executive Vice President and Chief Financial Officer. Prior to joining the Company, he served as Senior Vice President and Chief Accounting Officer of BankUnited, based in Miami Lakes, Florida, from March 2013 to December 2016, and served as Vice President and Loan Controller from June 2011 to February 2013. Prior to BankUnited, Mr. Bchara was a Manager with the global professional services firm, PwC, where he worked from January 2007 until May 2011. Mr. Bchara holds a Masters of Business Administration in Finance and Entrepreneurial Management from The Wharton School of the University of Pennsylvania and a Bachelor of Science in Accounting and Finance from Florida State University. Mr. Bchara is a Certified Public Accountant licensed in the State of New York and a Chartered Financial Analyst.

Rodney Lastinger joined the Company in June 2019 as President of Retail. Prior to joining the Company, he spent 18 years at Target Corporation from 2001 to 2019. From 2016 to 2019, he served as Senior Vice President, Stores and was responsible for managing the southern U.S. region, which comprised of over $21 billion in sales, 85,000 team members and 565 stores. Prior to 2016, Mr. Lastinger worked in multiple leadership roles including Senior Group Vice President, Group Vice President, District Store Director and Store Director. Mr. Lastinger holds a Master of Business Administration in Management from Stetson University and a Bachelor of Science in Marketing and Management from Florida State University.

Ryan Nelson joined the Company as Vice President and Controller in May 2018. In June 2019, he was promoted to Vice President and Chief Accounting Officer. Prior to joining the Company, he spent seven years with EnLink Midstream Partners, a midstream energy services company, from 2011 to 2018, where he worked in several leadership roles, including Director of Operations Accounting and Director of Financial Reporting. Mr. Nelson started his career at KPMG from 2006 to 2010. Mr. Nelson holds a Bachelor of Arts in Accounting and a Master of Accounting from the University of Mississippi and is a Certified Public Accountant.

Brian A. Daly was appointed Vice President and Chief Human Resource Officer in November 2015. Prior to joining the Company, from June 2007 until November 2015, Mr. Daly served in several positions with DFC Global Corp, a global alternative financial services company, including as Senior Vice President and Chief People Officer. Prior to DFC Global, he worked in human resources and operational leadership roles at Marsh & McLennan, from 2006 to 2007, ARAMARK Corporation from 2000 to 2005, and Florida, Power & Light from 1997 to 1999. Mr. Daly has a Bachelor of Science in Management from the University of Richmond and a Master of Business Administration in Human Resources and Finance from the University of Florida.

Todd F. Renaud joined the Company as Vice President and Chief Information Officer in August of 2014 with over 20 years of technology experience across multiple industries. Prior to joining the Company, Mr. Renaud served as Vice President, Management Information Systems for Security Service Federal Credit Union (“SSFCU”). Prior to joining SSFCU in 2002, he worked as Director of Technology for Enron Corporation. Mr. Renaud is a graduate of Texas A&M University where he earned a Bachelor of Business Administration in Management Information Systems.

Mark L. Prior was appointed the Company’s Vice President, General Counsel and Secretary in July 2016. Previously, from March 2007 to July 2016, Mr. Prior was employed by DFC Global Corp as General Counsel and Deputy General Counsel, Senior Vice President and Secretary. Previously, he was Corporate Counsel for the Philadelphia Stock Exchange from August 2005 to March 2007 and firm partner with Rubin Fortunato, P.C., from September 1998 to July 2005. Mr. Prior holds a Bachelor of Arts from Dickinson College, magna cum laude, Phi Beta Kappa, and a Juris Doctor from Penn State University – Dickinson Law. Mr. Prior is licensed in the Commonwealth of Pennsylvania.

EQUITY INCENTIVE PLANS

2020 Omnibus Equity Plan

On May 28, 2020, our stockholders approved the Conn’s, Inc. 2020 Omnibus Incentive Plan and authorized the issuance of 1,800,000 shares of our Common Stock under the plan. Upon adoption of the 2020 Omnibus Incentive Plan, all shares then available for issuance under all other existing equity plans (the Amended 2016 Omnibus Incentive Plan, the 2011 Omnibus Incentive Plan, the 2011 Non-Employee Director Restricted Stock Plan, 2003 Non-Employee Director Stock Option Plan and the Amended and Restated 2003 Incentive Stock Option Plan) were transferred to the 2020 Omnibus Incentive Plan and made available for grant. Shares awarded under the prior plans that expire or forfeit in the future will also be transferred to the 2020 Omnibus Incentive Plan and available for future grants. No future grants will be made under the prior plans. During fiscal year 2021, a total of 937,514 shares were transferred to the 2020 Omnibus Equity Plan from the prior plans as follows: 746,299 shares from the Amended 2016 Omnibus Incentive Plan, 2,224 shares from the 2011 Omnibus Incentive Plan, 48,991 shares from the 2011 Non-Employee Director Restricted Stock Plan, and 140,000 shares from the 2003 Non-Employee Director Stock Option Plan. As of January 31, 2021, there were RSUs issued that are convertible into 105,387 shares of our Common Stock.

2016 Amended Omnibus Incentive Plan

In May 2016, our stockholders approved our 2016 Omnibus Incentive Plan. The plan is administered by the Compensation Committee and replaced our 2011 Omnibus Incentive Plan and our Amended and Restated 2003 Incentive Stock Option Plan described below. The maximum number of shares of our Common Stock that could be issued under this plan, as initially adopted, was 1,200,000 shares. All options issued vest equally over a five-year term or less, as determined in connection with each grant. In May 2017, our stockholders approved our Amended 2016 Omnibus Incentive Plan. The plan is administered by the Compensation Committee and amended our 2016 Omnibus Incentive Plan. The maximum number of shares of our Common Stock that were authorized to be issued under the Amended 2016 Omnibus Incentive Plan as initially adoptedwas 2,600,000 shares.

As of January 31, 2021, there were options to purchase 720,166 shares of our Common Stock issued and outstanding under the plan. Additionally, as of January 31, 2021, there were PSUs issued that are convertible into a minimum of 0 shares and a maximum of

269,580 shares of our Common Stock, determinable by the performance of our Company over a period specified in the grant agreements. As of January 31, 2021, there were RSUs issued that are convertible into 644,153 shares of our Common Stock. All remaining shares that were available for grant were transferred to the 2020 Omnibus Equity Plan in fiscal year 2021. No further grants will be made under the 2016 Amended Omnibus Incentive Plan.

2011 Omnibus Incentive Plan

In May 2011, our stockholders approved our 2011 Omnibus Incentive Plan. The plan is administered by the Compensation Committee. The maximum number of shares of our Common Stock that may be issued under this plan as initially adopted, was 1,200,000 shares. RSUs that have been issued under the plan vest on various time horizons, depending on the recipient and the criteria of measurement for performance based RSUs, but none longer than five years. As of January 31, 2021, there were outstanding time-based RSUs issued under the 2011 Omnibus Incentive Plan that were convertible to 354 shares of our Common Stock. As of February 28, 2021, these RSUs have been fully converted into shares of our Common Stock. All remaining shares that were available for grant were transferred to the 2020 Omnibus Equity Plan in fiscal year 2021. No further grants will be made under the 2011 Omnibus Incentive Plan.

Amended and Restated 2003 Incentive Stock Option Plan

In February 2003, we adopted our Amended and Restated 2003 Incentive Stock Option Plan and amended the plan in both June 2004 and May 2006. The plan is administered by the Compensation Committee. Option grants have been made at the discretion of the Compensation Committee, for such terms as the Compensation Committee may determine, but not for terms greater than ten years from the date of grant. The maximum number of shares of our Common Stock that may be issued under this plan as most recently adopted, was 3,859,767 shares, subject to adjustment. All options issued vest equally over a five-year term or less, as determined in connection with each grant. No further grants will be made under the Amended and Restated 2003 Incentive Stock Option Plan.

2011 Non-Employee Director Restricted Stock Plan

In May 2011 our stockholders approved our 2011 Non-Employee Director Restricted Stock Plan. The plan is administered by the Compensation Committee. Only our non-employee directors are eligible to participate in the plan. The maximum number of shares of our Common Stock that may be issued under this plan as initially adopted was 300,000 shares. Only restricted stock and RSUs may be awarded under the Plan. RSUs that have been issued under the plan have one-year vesting periods. As of January 31, 2021, there were no RSUs issued and outstanding under the plan. All remaining shares that were available for grant were transferred to the 2020 Omnibus Equity Plan in fiscal year 2021. No further grants will be made under the 2011 Non-Employee Director Restricted Stock Plan.

2003 Non-Employee Director Stock Option Plan

In February 2003, we adopted the 2003 Non-Employee Director Stock Option Plan. The maximum number of shares of our Common Stock that may be issued under this plan as initially adopted was 600,000 shares, subject to adjustment. All options issued to a director when he or she becomes a director currently vest equally over a three-year term, while those issued to a director on his or her fourth anniversary date and those issued immediately following each annual stockholders’ meeting upon the director’s election by the stockholders as a director, vest on the first anniversary date of the grant. As a result of the approval by the stockholders of the 2011 Non-Employee Director Restricted Stock Plan, discussed above, the Compensation Committee determined to issue no further options under this 2003 Non-Employee Director Stock Option Plan. As of January 31, 2021, there were no options outstanding and all remaining shares that were available for grant were transferred to the 2020 Omnibus Equity Plan in fiscal year 2021. No further grants will be made under the 2003 Non-Employee Director Stock Option Plan.

Employee Stock Purchase Plan

In February 2003, we adopted our Employee Stock Purchase Plan (“ESPP”). The ESPP was amended on November 30, 2011 to permit highly compensated employees to participate. The plan is administered by the Compensation Committee. Our employees and employees of our subsidiaries, subject to certain exclusions, are eligible to participate in the plan. Eligible employees may purchase shares of our Common Stock without brokerage commissions and at a discount from market prices. The maximum number of shares of our Common Stock that may be issued under this plan is 1,267,085 shares, subject to adjustment. As of January 31, 2021, there were shares issued and 577,591 shares available for future issuance under the plan.

The table below provides information regarding the number of shares of our Common Stock that may be issued on exercise of outstanding stock options and will be issued under RSU awards under our existing equity compensation plans as of January 31, 2021. These plans are as follows:

•	the Amended and Restated 2003 Incentive Stock Option Plan;

•	the 2011 Omnibus Incentive Plan;

•	the 2003 Non-Employee Director Stock Option Plan;

•	the 2011 Non-Employee Director Restricted Stock Plan;

•	the 2016 Amended Omnibus Incentive Plan;

•	2020 Omnibus Equity Plan; and

•	the Employee Stock Purchase Program.

EQUITY COMPENSATION PLANS

The following table summarizes information as of January 31, 2021, relating to our equity compensation plans to which grants of options, restricted stock units or other rights to acquire shares of our common stock may be granted from time to time:

	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a) (1)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b) (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Plan Category:
Equity compensation plans approved by stockholders	1,739,640	$12.62	3,209,718
Equity compensation plans not approved by stockholders	—	—	—

Total	1,739,640	$12.62	3,209,718

(1)	Inclusive of 720,166 stock options, 749,894 restricted stock units (“RSUs”) and 269,580 performance-based RSUs (“PSUs”).
(2)

The $12.62 is inclusive of the 749,894 shares related to RSUs which only have a service requirement and the 269,580 PSUs that have a service, performance and market requirement. Neither the RSUs nor PSUs have an exercise price. The weighted-average exercise price of the 720,166 outstanding stock options is $30.49.

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS

AND PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our Common Stock for each person who is known by us to be the beneficial owner of more than 5% of our voting securities, for each director and named executive officer, and for all directors and executive officers as a group. Unless otherwise indicated in the footnotes, each person named below has sole voting and investment power over the shares indicated. For purposes of this table, a person is also deemed to be the “beneficial owner” of the number of shares of Common Stock that such person has the right to acquire within 60 days of April 1, 2021 through the exercise of any option, warrant or right, through the conversion of any security, through the power to revoke a trust, discretionary account, or similar arrangement, or through the automatic termination of a trust, discretionary account or similar arrangement. The percentage of total Common Stock beneficially owned is based on 29,357,728 shares of Common Stock outstanding as of April 1, 2021, which is the record date for the annual meeting.

Name	Shares of Common Stock Beneficially Owned	Percent of Common Stock
Warren A. Stephens (1)	5,482,932	18.68%
The Stephens Group, LLC and its affiliates (2)	4,817,109	16.41%
BlackRock, Inc. (3)	3,013,846	10.27%
Dimensional Fund Advisors LP (4)	2,176,690	7.41%
Norman L. Miller	627,336	2.14%
Lee A. Wright (5)	247,486	*
Douglas H. Martin (6)	213,556	*
Bob L. Martin	120,810	*
George L. Bchara	85,258	*
Mark L. Prior	65,813	*
Rodney Lastinger	67,726	*
William A. Saunders, Jr.	57,594	*
William (David) Schofman	44,826	*
Oded Shein	37,759	*
James H. Haworth	29,607	*
Sue E. Gove	13,851	*
All Directors and Executive Officers, as a group (11 persons) (7)	1,364,136	4.65%

*	Represents less than 1% of the outstanding Common Stock.
(1)

The address of Warren A. Stephens is 111 Center Street, Little Rock, Arkansas, 72201. Includes 640,516 shares owned by Stephens Investments Holdings LLC as to which Mr. Stephens, as Manager of the LLC, may be deemed to have sole voting power and sole dispositive power. Also includes 82,430 shares owned by Stephens Inc. as to which Mr. Stephens, as President of Stephens Inc., may be deemed to have sole voting power and sole dispositive power, and 92,951 shares held in discretionary trading accounts on behalf of clients of Stephens Inc. as to which Mr. Stephens, as President of Stephens Inc., may be deemed to have shared voting power and shared dispositive power. Also includes 285,000 shares owned by Warren A. Stephens Roth IRA. Also includes 342,081 shares owned by Harriet C. Stephens Trust, 143,333 shares owned by each of Warren Miles Amerine Stephens Family Trust One and John Calhoun Stephens Family Trust One, 143,334 shares owned by Laura Whitaker Stephens Family Trust One, 22,619 shares owned by Warren Miles Amerine Stephens 2012 Trust, 1,500,000 shares owned by WAS Family Trust Five, and 128,450 shares owned by Laura W. Stephens WAS Grantor Trust, as to which Harriet C. Stephens is Trustee of the trusts and as to which Mr. Stephens may be deemed to have shared voting and dispositive power with Ms. Stephens. Also includes 310,346 shares owned by Laura Whitaker Stephens WHCT Trust, Harriet C. Stephens, Co-Trustee, as to which Mr. Stephens may be deemed to have shared voting and dispositive power with Ms. Stephens. Also includes 131,691 shares owned by Warren Miles Amerine Stephens Revocable Trust, 310,346 shares owned by Miles Stephens WHCT Trust, and 128,450 shares owned by Miles A. Stephens WAS Grantor Trust, as to which Warren Miles Amerine Stephens is Trustee and as to which Warren Stephens may be deemed to have shared voting and dispositive power with Warren Miles Amerine Stephens. Also includes 131,690 shares owned by John Calhoun Stephens Revocable Trust, 310,346 shares owned by John Calhoun Stephens WHCT Trust, and 128,450 shares owned by John C. Stephens WAS Grantor Trust, as to which John C. Stephens is Trustee and as to which Warren Stephens may be deemed to have shared voting and dispositive power with John C. Stephens. Also includes 131,690 shares owned by Laura Whitaker Stephens Revocable Trust as to which Laura Whitaker Stephens is Trustee and as to which Warren Stephens may be deemed to have shared voting and dispositive power with Laura Whitaker Stephens. Also includes 113,744 shares owned by each of Paula W. & John P. Calhoun Family Trust – WMAS, Paula W. & John P. Calhoun Family Trust –

JCS, and Paula W. & John P. Calhoun Family Trust – LWS, as to which Warren Miles Amerine Stephens, John Calhoun Stephens, and Laura Whitaker Stephens are co-trustees and as to which Warren Stephens may be deemed to have shared voting and dispositive power with the co-trustees. Also includes 11,000 shares owned by Harriet and Warren Stephens Family Foundation as to which Mr. Stephens, as co-trustee, may be deemed to have shared voting power and shared dispositive power with Ms. Stephens. Also includes 23,674 shares owned by Warren A. Stephens Trust UID 9/30/87 for which Mr. Stephens is sole trustee. The information with respect to Warren A. Stephens is based on the Schedule 13D/A filed by such entities and person with the SEC on January 8, 2021.
(2)

The Stephens Group, LLC and its affiliates address is 100 Morgan Keegan Drive, Suite 500, Little Rock, AR 72202. The beneficial ownership described above includes 4,305,343 shares owned by SG-1890, LLC, for which The Stephens Group, LLC is the manager. Wilton R. Stephens, Jr. and Elizabeth Stephens Campbell have shared power to vote and dispose of such shares as members of the Executive Committee of The Stephens Group, LLC. It also includes 54,163 shares held by Snow Lake Holdings, Inc., 50,755 shares held by the Arden Jewell Stephens 2012 Trust, 50,755 shares held by the W. R. Stephens III 2012 Trust, 373 shares held by the Arden Jewell Stephens Trust dtd 10/20/99, 373 shares held by the W. R. Stephens III Trust dtd 7/2/01, 49,655 shares held by the Elizabeth Chisum Campbell 2012 Trust, 49,655 shares held by the Susan Stephens Campbell 2012 Trust, 49,655 shares held by the Craig Dobbs Campbell, Jr. 2012 Trust, 12,720 shares held by Carol M. Stephens, 140,645 shares owned directly by the W.R. Stephens, Jr. Revocable Trust, to which Mr. Stephens, as sole trustee, has sole power to vote and dispose, 53,017 shares held by the Elizabeth S. Campbell Trust A, to which Mrs. Campbell, as co-trustee, has shared power to vote and dispose All of the above are members of a group with The Stephens Group, LLC. The information with respect to The Stephens Group, LLC are based on the Schedule 13D/A filed by such entities and person with the SEC on July 20, 2017.

(3)

BlackRock, Inc. holds sole dispositive power over 3,013,846 shares of Common Stock and sole voting power over 2,994,528 shares of Common Stock. The information with respect to BlackRock, Inc. comes from the Schedule 13G/A filed with the SEC on January 27, 2021. The mailing address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(4)

Dimensional Fund Advisors LP holds sole dispositive power over 2,176,690 shares of Common Stock and sole voting power over 2,103,490 shares of Common Stock. The information with respect to Dimensional Fund Advisors LP comes from the Schedule 13G filed with the SEC on February 12, 2021. The mailing address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas, 78746.

(5)

The number of shares set forth for Mr. Wright are based on the Form 4 filed on June 24, 2020 for Mr. Wright. Mr. Wright ceased to be employed by the Company on February 19, 2021 and is no longer required to report his holdings in the Company’s securities pursuant to Section 16(a) of the Securities Act..

(6)

Includes 32,482 shares owned by Martin Family 2016 Trust UID 6-14-2016, and 119,897 shares owned by Douglas H. Martin Trust UID 4-18-2014, as to which Mr. Martin, as sole Trustee of the trusts, has sole voting power and sole dispositive power. Also includes 800 shares owned by Douglas Martin Custodian for Haven Celeste Martin as to which Mr. Martin has sole voting power and sole dispositive power, and 1,600 shares owned by Mr. Martin’s children as to which Mr. Martin has shared voting and dispositive power pursuant to powers of attorney. Also includes 54,077 shares owned through a Roth IRA account as to which Mr. Martin has sole voting and dispositive power. Also includes 3,100 shares owned by Mr. Martin’s spouse as custodian for Mr. Martin’s child, as to which Mr. Martin may be deemed to have shared voting and dispositive power. Also includes 1,600 shares owned by a charitable foundation of which Mr. Martin is a co-trustee, as to which Mr. Martin has shared voting and dispositive power. The information with respect to Mr. Doug Martin is based on the Schedule 13D/A filed on February 8, 2021.

(7)	Excludes shares owned by Mr. Wright, who was no longer an executive officer of the Company on the record date.

To our knowledge, except as noted above, no person or entity is the beneficial owner of more than 5% of the voting power of Common Stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Party Transactions

The Board has adopted a written statement of policy with respect to all relationships and transactions in which our Company and our directors and executive officers or their immediate family members are participants. The Audit Committee reviews all related party relationships and transactions to determine whether such persons have a direct or indirect material interest, and if so, if the transactions are at arm’s length and are acceptable to the Board of Directors. Each related party transaction must be entered into on terms that are comparable to those that could be obtained as a result of arm’s length dealings with an unrelated third party to be approved and accepted by the Board of Directors. As required under SEC rules, transactions that are reportable under Item 404(a) of Regulation S-K are disclosed in our proxy statement. The Audit Committee reviews any related person transaction that is required to be disclosed as set forth in the preceding sentence. Since the beginning of fiscal year 2021, there have been no transactions reportable under Item 404(a) of Regulation S-K. In the course of its review of these relationships, the Audit Committee observes how each relates to a potential conflict of interest with the Company:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction, and the timing of the entering of such transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and

•	any other matters the committee deems appropriate.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires that our directors, executive officers as well as other persons who own more than 10% of our outstanding Common Stock file initial reports of ownership and reports of changes in ownership of our Common Stock with the SEC. Officers, directors and other stockholders who own more than 10% of our outstanding Common Stock are required by the SEC to furnish us with copies of all Section 16(a) reports they file. These reports are required to be submitted by specified deadlines, and the Company is required to report in this proxy statement any failure by directors, officers and beneficial owners of more than ten percent of its Common Stock to file such reports on a timely basis during the Company’s most recent fiscal year or, in the case of such a failure that has not previously been so disclosed, prior fiscal years.

To our knowledge, based solely on a review of reports and information furnished to us by those persons who were directors, executive officers and/or the beneficial holders of 10% or more of our Common Stock at any time during fiscal year 2021 and upon representations from such persons, we believe that all stock ownership reports required to be filed under Section 16(a) by such reporting persons during fiscal year 2021 were timely made, except one Form 4 filing for Doug Martin relating to a transaction that occurred on September 25, 2020, with the Form 4 filing having been made on February 10, 2021.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding our Common Stock but who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice of Internet Availability of Proxy Materials and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our Notice of Internet Availability of Proxy Materials, annual report, or proxy statement mailed to you, please submit a request or notice, as applicable, to our Corporate Secretary at 2445 Technology Forest Blvd., Building 4, Suite 800, The Woodlands, Texas 77381, or call our Investor Relations department at (936) 230-5899, and we will promptly send you what you have requested. However, please note that if you want to receive a paper proxy or voting instruction form or other proxy materials for purposes of this year’s annual meeting, follow the instructions included in the Notice of Internet Availability of Proxy Materials that was sent to you. You can also contact our Investor Relations department at the phone number or address set forth above if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

Conn’s, Inc.

2021 ANNUAL MEETING OF STOCKHOLDERS

May  25, 2021

FORM OF PROXY CARD

YOU CAN VOTE OVER THE INTERNET OR BY TELEPHONE

QUICK * EASY * IMMEDIATE * AVAILABLE * 24 HOURS A DAY * 7 DAYS A WEEK

Conn’s, Inc. encourages you to take advantage of convenient ways to vote. If voting by proxy, you may vote over the Internet, by telephone or by mail. Your Internet or telephone vote authorizes the named proxies to vote in the same manner as if you marked, signed, and returned your proxy card. To vote over the Internet, by telephone, or by mail, please read the accompanying proxy statement and then follow these easy steps:

VOTE BY INTERNET - www.proxyvote.com

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM Eastern Time on May 24, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE – (800) 690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM Eastern Time on May 24, 2021. Have your proxy card in hand when you call and then follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Conn’s, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in the future.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, or Conn’s Corporate Secretary, 2445 Technology Forest Blvd., Suite 800, The Woodlands, Texas 77381.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, and Annual Report on Form 10-K are available at www.conns.com and www.proxyvote.com. By my signature below, I revoke all previous proxies and appoint Mark L. Prior or George L. Bchara as proxy, with full power of substitution and re-substitution, to represent and to vote, as designated below, all shares of Common Stock of Conn’s, Inc. that I held of record as of the close of business on April 1, 2021, at the 2021 annual meeting of stockholders to be held at 2445 Technology Forest Blvd., Building 4, Suite 800, The Woodlands, Texas 77381, on May 25, 2021, at 12:00 p.m. Central Daylight Time, or any postponements or adjournments thereof. The above named proxy is hereby instructed to vote as specified.

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PLEASE MARK YOUR VOTE IN THE BOXES BELOW USING DARK INK ONLY

Proposals:

	FOR	AGAINST	ABSTAIN
1. To elect the eight directors listed below:
James H. Haworth	☐	☐	☐
Sue E. Gove	☐	☐	☐
Bob L. Martin	☐	☐	☐
Douglas H. Martin	☐	☐	☐
Norman L. Miller	☐	☐	☐
William E. Saunders, Jr.	☐	☐	☐
William (David) Schofman	☐	☐	☐
Oded Shein	☐	☐	☐

	FOR	AGAINST	ABSTAIN
2. To ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2022.	☐	☐	☐
3. To approve, on a non-binding advisory basis, named executive officers’ compensation.	☐	☐	☐

IMPORTANT – This proxy must be signed and dated where provided on the reverse side.

If you execute and return this proxy it will be voted in the manner you have specified. If no specification is made, this proxy will be voted “FOR” each of the director nominees in Proposal 1, “FOR” Proposal 2 and “FOR” Proposal 3 and in the discretion of the above named person acting as proxy on such other matters that may properly come before the meeting.

Please sign exactly as your name appears on this proxy. Joint owners should each sign. When signing as a fiduciary, such as an attorney, executor, administrator, trustee, guardian, etc., please give your full title as such. Please return this form of proxy promptly in the enclosed envelope.

The undersigned acknowledge(s) receipt of the Notice of 2021 annual meeting of stockholders and the Proxy Statement accompanying such Notice, each dated April 13, 2021.

Print Name	Print Name

Signature(s)	Signature(s)

Date	Date